UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALEXANDER & BALDWIN, INC.

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LETTER TO OUR SHAREHOLDERS

822 Bishop Street • Honolulu, Hawaii 96813

To the Shareholders of Alexander & Baldwin, Inc.:

You are invited to attend the 2018 Annual Meeting of Shareholders of Alexander & Baldwin, Inc., to be held in the Hokulei Ballroom, Dole Cannery, 735 Iwilei Road, Honolulu, Hawaii, on Tuesday, April 24, 2018 at 8:00 a.m. We look forward to the opportunity to meet with you.

Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by requesting a paper proxy card to complete and return by mail. Specific instructions for shareholders are included in the enclosed proxy or on a Notice of Internet Availability of Proxy Materials being distributed to shareholders on or around March 12, 2018.

Your vote is important and your shares should be represented. Thank you for your continued support of A&B.

Sincerely,

CHRISTOPHER J. BENJAMIN
President and Chief Executive Officer March 12, 2018

NOTICE OF ANNUAL MEETING

822 Bishop Street • Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Tuesday, April 24, 2018 Time: 8:00 a.m., Honolulu time Place: Hokulei Ballroom, Dole Cannery 735 Iwilei Road Honolulu, Hawaii	Meeting Agenda:
	1.	Elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;
	2.	Conduct an advisory vote on executive compensation;
	3.	Ratify the appointment of the independent registered public accounting firm for the ensuing year; and
	4.	Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on February 15, 2018 as the record date for the meeting. Owners of Alexander & Baldwin, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting. Shareholders will be asked at the meeting to present valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

ALYSON J. NAKAMURA
Vice President and Corporate Secretary March 12, 2018

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL.

By Internet	By Phone	By Mail	In Person

PAGE i

SUMMARY INFORMATION

To assist you in reviewing this Proxy Statement, we would like to call your attention to key elements of this document. The following description is only a summary. For more information, please read the complete Proxy Statement.

Annual Meeting of Shareholders

Time and Date:	Tuesday, April 24, 2018, 8:00 a.m. HST
Place:	Hokulei Ballroom
Dole Cannery
735 Iwilei Road
Honolulu, Hawaii
Record Date:	February 15, 2018
Voting:	Shareholders as of the record date are entitled to vote.
Admission:	Shareholders will be asked to present valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

Meeting Agenda

Agenda Item	Board Recommendation	Page Reference
Election of ten directors	FOR each director nominee	3
Advisory vote on executive compensation	FOR	45
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	47

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected until the next Annual Meeting of Shareholders.

Name	Director Since	Occupation	Committees
Christopher J. Benjamin	2016	President & Chief Executive Officer, Alexander & Baldwin, Inc.	—
W. Allen Doane	2012	Retired Chairman of the Board and CEO of A&B Predecessor	• Audit
Robert S. Harrison	2012	Chairman of the Board and Chief Executive Officer, First Hawaiian Bank	• Nominating & Corporate Governance, Chair
David C. Hulihee	2013	Chairman of the Board and President, Royal Contracting Co., Ltd. Retired CEO of Grace Pacific LLC, a wholly-owned subsidiary of A&B	—
Stanley M. Kuriyama	2012	Chairman of the Board of A&B Retired CEO of A&B	—
Thomas A. Lewis, Jr.	2017	Retired CEO, Realty Income Corporation	• Compensation
Douglas M. Pasquale	2012	Founder & CEO of Capstone Enterprises Corporation	• Audit, Chair • Nominating & Corporate Governance

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PAGE ii

SUMMARY INFORMATION

Name	Director Since	Occupation	Committees
Michele K. Saito	2012	President, DTRIC Insurance Company	• Compensation, Incoming Chair
Jenai S. Wall	2015	Chairman & CEO of Foodland Super Market, Ltd.	• Compensation
Eric K. Yeaman	2012	President and Chief Operating Officer, First Hawaiian Bank	• Audit

Executive Compensation Linked to Performance

The Company firmly believes in pay for performance and aligning pay with shareholder interests and the Company’s business objectives. Accordingly, the majority of executive compensation is tied to performance. In 2017, our Chief Executive Officer (“CEO”), Christopher Benjamin, received 76% of his target compensation in the form of performance-based pay, consisting of annual incentives (cash) and long-term incentives (equity), with the remaining 24% set as salary. For our other Named Executive Officers, 62% of their target compensation was performance-based with the remaining 38% set as salary*. All elements of executive compensation are generally targeted at the 50th percentile of market pay data. In 2017, our executive compensation program received strong support from shareholders with over 97% of say on pay votes cast in approval of the program.

*	As James Mead was hired as Chief Financial Officer (“CFO”) on July 10, 2017 these percentages were calculated using Mr. Mead’s salary on an annualized basis and a guaranteed cash incentive equal to a pro rata portion of his annual incentive target for the first year per his employment agreement (as described on page 29).

We encourage you to read our Compensation Discussion and Analysis (“CD&A”), which begins on page 19 and describes our pay for performance philosophy and each element of compensation. Our Board of Directors recommends approval, on an advisory basis, of the compensation of our Named Executive Officers, as further described in the CD&A and “Proposal No. 2: Advisory Vote on Executive Compensation” beginning on page 45.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PAGE iii

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors of Alexander & Baldwin, Inc. (“A&B” or the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held on April 24, 2018 and at any adjournment or postponement of the meeting (the “Annual Meeting”).

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

On or around March 12, 2018, we mailed to our shareholders (other than to certain street name shareholders or those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing and reviewing on the Internet all of our proxy materials, including this Proxy Statement and our 2017 Annual Report to Shareholders. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials on the Internet. This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

How can I request a paper copy of these materials?

You will not receive a printed copy of the proxy materials unless you request it. If you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability of Proxy Materials. This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

Can I vote using the Internet?

The Notice of Internet Availability of Proxy Materials also provides instructions for voting your shares using the Internet.

Who is entitled to vote at the Annual Meeting?

Shareholders of record at the close of business on February 15, 2018 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 71,952,944 shares of common stock outstanding, each of which is entitled to one vote.

What is the voting requirement to approve each of the proposals?

Provided a quorum is present, a majority of the votes cast will be necessary for the election of directors, the ratification of the appointment of the independent registered public accounting firm, and the approval, on an advisory basis, of our executive compensation.

What effect do abstentions and broker non-votes have on the proposals?

Abstentions and broker non-votes will be included for purposes of establishing a quorum at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the voting results for any matter, as they are not considered to be votes cast.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Who will bear the cost of soliciting votes for the Annual Meeting?

Officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by telephone or by other appropriate means. Arrangements also will be made with brokerage firms and other persons that are record holders of A&B’s common stock to forward proxy soliciting material to the beneficial owners of the stock, and A&B will reimburse those record holders for their reasonable expenses. A&B has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $9,500 plus reasonable out-of-pocket expenses.

May I change my vote or revoke my proxy?

You may revoke your proxy or change your vote any time before it is voted at the Annual Meeting by:

•	Filing a written revocation with the Corporate Secretary;

•	Submitting a later-dated proxy or a later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

When were the Proxy Statement materials made publicly available?

This Proxy Statement and the enclosed proxy are being mailed to shareholders and are being made available on the Internet at www.alexanderbaldwin.com on or about March 12, 2018.

Who can I contact to obtain directions to the Annual Meeting site?

You may contact Stacy Mercado at (808) 525-6661 to obtain directions to the site of the Annual Meeting, the Hokulei Ballroom at Dole Cannery, 735 Iwilei Road, Honolulu, Hawaii.

What do the references to the term “A&B Predecessor” mean in this document?

References in this Proxy Statement to “A&B Predecessor” mean Alexander & Baldwin, Inc. prior to its separation from Matson, Inc. on June 29, 2012.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS

As part of adopting new corporate documents in our conversion to a real estate investment trust (“REIT”), A&B took the opportunity to enhance its governance practices by declassifying its board, adopting a majority voting standard in uncontested elections and eliminating the super-majority voting requirement to amend its articles of incorporation. These actions are in response to investor feedback we received during our ongoing shareholder engagement initiatives and are in line with best practices. Ten Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Director Nominees and Qualifications of Directors. The nominees of the Board of Directors are the ten persons named below. All nominees are current members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the replacement person nominated by the Board of Directors, or the Board may choose to reduce the number of directors serving on the Board. Each director nominee identified below was unanimously nominated by the Board at the recommendation of the Nominating and Corporate Governance Committee.

Under A&B’s retirement policy for directors, Charles G. King, who has served as a director of A&B or A&B Predecessor since 1989, is retiring from the Board at the Annual Meeting. In addition to his service as a director, Mr. King served as the Lead Independent Director of A&B since April 2015, served on the Nominating and Corporate Governance Committee since 2011, served on the Audit Committee from 1989 to 1993, and served on the Compensation Committee from 1993 through 2018 and as its Chair since 2004. The Board and management thank Mr. King for his years of service and valued advice.

Below are the names, ages (as of March 31, 2018), and principal occupations of each person nominated by the A&B Board, their business experience during at least the last five years, the year each first was elected or appointed a director and qualifications of each director.

Our Nominating Committee is focused on creating a Board that consists of members that have a diversity of professional experience and a combined skill set to help oversee our business effectively. The Board weighs the alignment of Board capabilities with the needs of A&B as part of the Board’s self-assessment process. The Nominating Committee’s processes for selecting director nominees are described in greater detail in “Certain Information Concerning the Board of Directors—Nominating Committee Processes” below. In 2017, as the Board determined to evaluate a REIT conversion, it also decided that additional REIT expertise would be valuable. With the assistance of an executive search firm, Mr. Lewis, a seasoned REIT executive, was appointed to the Board.

Our Board members have a diverse range of perspectives and are knowledgeable about our businesses. Each director contributes in establishing a board climate of trust and respect, where deliberations are open and constructive. A&B’s business strategy is Hawaii-focused and, accordingly, the Board believes it is valuable to shareholders that the great majority of our directors be Hawaii-based executives who can provide extensive local knowledge and insight.

Skills Aligned with Board Needs

Strong combined skillset* and local Hawaii expertise effectively position the Board to navigate Hawaii’s unique business environment:

Commercial Real Estate												6 of 11 Directors

Real Estate Development/Construction												6 of 11 Directors

Executive Leadership												11 of 11 Directors

Finance/Accounting												7 of 11 Directors

Public Board												6 of 11 Directors

Agricultural Operations												4 of 11 Directors

Hawaii Market and Community Knowledge												10 of 11 Directors

	1	2	3	4	5	6	7	8	9	10	11

*	This skills matrix represents the diverse skillsets of our eleven directors (as of March 1, 2018). All directors are included in multiple categories.

✓	Commitment to strong corporate governance	✓	Focus on long-term value creation
✓	High ethical standards	✓	Diversity
✓	Operating segment expertise	✓	Knowledge of and involvement in Hawaii

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1

In selecting nominees, the Board has considered the factors noted previously; the current mix of skills and experience represented by our directors; and the qualifications of each nominated director, which includes the factors reflected as follows.

Christopher J. Benjamin Age: 54 Director Since: 2016

•	Chief Executive Officer and Director of A&B since January 2016

•	President of A&B since June 2012

•	Chief Operating Officer of A&B from June 2012 through December 2015

•	President of A&B Land Group from September 2011 through June 2012

•	President of A & B Properties, Inc. from September 2011 through August 2015

•	Senior Vice President of A&B Predecessor from July 2005 through August 2011

•	Chief Financial Officer of A&B Predecessor from February 2004 through August 2011

•	Treasurer of A&B Predecessor from May 2006 through August 2011

•	Plantation General Manager of Hawaiian Commercial & Sugar Company from March 2009 through March 2011

Director Qualifications: As a member of A&B’s and A&B Predecessor’s senior management team for over a decade, Mr. Benjamin, who is President and Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate operations, including commercial real estate and real estate development, and its agribusiness operations. Having served for more than seven years as Chief Financial Officer, he has thorough knowledge of the financial management of the Company, including accounting, treasury and investor relations activities. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

W. Allen Doane Age: 70 Director Since: 2012

•	Director of A&B since June 2012

•	Director of A&B Predecessor from October 1998 through June 2012

•	Chairman of the Board of A&B Predecessor from April 2006 through December 2009

•	Chief Executive Officer of A&B Predecessor from October 1998 through December 2009

•	President of A&B Predecessor from October 1998 through September 2008

•	Director of A&B Predecessor’s subsidiary, Matson Navigation Company, Inc. (“MNC”) from October 1998 through June 2012, Chairman of the Board of MNC from April 2006 through September 2008 and from July 2002 to January 2004

•	Director, First Hawaiian, Inc. (“FHI”) (NASDAQ:FHB) since August 2016

Director Qualifications: As a member of A&B Predecessor’s senior management team for almost two decades, Mr. Doane, who was Chief Executive Officer and Chairman of the Board of A&B Predecessor until his retirement from those positions in 2009, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate operations, including commercial real estate and real estate development, and its agribusiness operations. Mr. Doane’s experience managing a complex business organization has provided him with financial expertise and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also has board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1

Robert S. Harrison Age: 57 Director Since: 2012

•	Chairman of the Board and Chief Executive Officer of FHI since August 2016

•	Chairman of the Board of First Hawaiian Bank (“FHB”) since May 2014

•	Chief Executive Officer and Director of FHB since January 2012

•	President of FHB from December 2009 to June 2015

•	Chief Operating Officer of FHB from December 2009 through December 2011

•	Vice Chairman of FHB from December 2007 to December 2009

•	Chief Risk Officer of FHB from January 2006 to December 2009

Director Qualifications: As Chairman and Chief Executive Officer of FHB, Hawaii’s largest financial institution, Mr. Harrison brings to the Board experience in managing complex business organizations. He also has banking and financial expertise. Mr. Harrison has board experience through his service on various corporate and non-profit boards and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

David C. Hulihee Age: 69 Director Since: 2013

•	Chairman of the Board and President of Royal Contracting Co., Ltd. since December 1971

•	Chief Executive Officer of Grace Pacific LLC, formerly Grace Pacific Corporation (“Grace Pacific”) from August 2008 through December 2015; consultant to Grace Pacific from January 2016 through December 2016

•	President of Grace Pacific from August 2008 through August 2015

•	Chairman of the Board of Grace Pacific from August 2008 through September 2013

Director Qualifications: As former President and Chief Executive Officer of Grace Pacific and Chairman of the Board and President of Royal Contracting Co., Ltd., both major Hawaii infrastructure and construction companies, Mr. Hulihee brings to the Board construction and development expertise and experience in managing complex business organizations. Mr. Hulihee has board experience, including his service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations. Mr. Hulihee also is A&B’s largest individual shareholder, owning or controlling approximately 4.5% of our outstanding shares, and as such his interests are well-aligned with those of shareholders.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1

Stanley M. Kuriyama Age: 64 Director Since: 2012

•	Chairman of the Board since June 2012

•	Chief Executive Officer of A&B from June 2012 through December 2015

•	Director and Chief Executive Officer of A&B Predecessor from January 2010 through June 2012

•	President of A&B Predecessor from October 2008 through June 2012

•	President and Chief Executive Officer, A&B Land Group from July 2005 through September 2008

•	Chief Executive Officer and Vice Chairman of A&B Predecessor’s subsidiary, A&B Properties, Inc., from December 1999 through September 2008

•	Director and Chairman of the Board of MNC from September 2009 through June 2012

•	Director, Matson Inc. (NYSE:MATX) (ocean transportation) since June 2016

Director Qualifications: As a member of A&B’s and A&B Predecessor’s senior management team for two decades, Mr. Kuriyama, who is Chairman of the Board and former Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company’s real estate operations, including commercial real estate and real estate development, and its agribusiness operations. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

Thomas A. Lewis, Jr. Age: 65 Director Since: 2017

•	Vice Chairman of the Board of Realty Income Corporation (NYSE:RE) (“Realty Income”) from September 2013 to May 2014; Chief Executive Officer of Realty Income from 1997 through September 2013

•	Director of Realty Income from September 1993 through May 2014

•	Director of Sunstone Hotel Investors, Inc. (NYSE:SHO) since May 2006

Director Qualifications: As former Chief Executive Officer and Vice Chairman of Realty Income, one of the nation’s largest and most successful REITs, Mr. Lewis contributes in-depth REIT experience, as well as experience in finance, accounting and managing a complex business organization. He also has board experience, including his service on the boards of other publicly traded companies. He is knowledgeable about Hawaii, having spent his teen and collegiate years on Oahu, and is a part-time resident.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1

Douglas M. Pasquale Age: 63 Director Since: 2012

•	Founder and Chief Executive Officer of Capstone Enterprises Corporation (investment and consulting firm) since January 2012

•	Senior Advisor to HCP, Inc. (healthcare REIT) since June 2017

•	Director of Ventas, Inc. (NYSE:VTR) (“Ventas”) (healthcare real estate investment trust) from July 2011 through April 2017

•	Senior Advisor to the Chief Executive Officer of Ventas from July 2011 through December 2011, upon Ventas’s acquisition of Nationwide Health Properties, Inc. (formerly NYSE:NHP) (“NHP”) in July 2011

•	Chairman of the Board, President and Chief Executive Officer of NHP (healthcare real estate investment trust) from May 2009 to July 2011; President and Chief Executive Officer of NHP from April 2004 to July 2011; Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004

•	Director of NHP from November 2003 through July 2011

•	Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003 and, concurrently, President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003

•	Director of Terreno Realty Corporation (NYSE:TRNO) (“Terreno”) since February 2010

•	Director of Sunstone Hotel Investors, Inc. (NYSE:SHO) since November 2011

•	Director of DineEquity, Inc. (NYSE:DIN) since March 2013

•	Director of A&B Predecessor from April 2005 through June 2012

Director Qualifications: As Chief Executive Officer of Capstone Enterprises and as former President, Chief Executive Officer and Chairman of the Board of Nationwide Health Properties, Inc. prior to its merger in July 2011 with Ventas, Mr. Pasquale contributes in-depth REIT experience, as well as experience in finance, accounting and managing a complex business organization. This experience has provided Mr. Pasquale with financial expertise, and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also has board experience, including his service on the boards of other publicly traded companies.

Michele K. Saito Age: 58 Director Since: 2012

•	President and Director of DTRIC Insurance Company (insurance) since March 2014

•	Chief Operating Officer of Healthways Hawaii (healthcare) from March 2013 through July 2013

•	President and Director of Farmers Insurance Hawaii (“Farmers”) from January 2010 through August 2012

•	Executive Vice President and Chief Operating Officer of AIG Hawaii/Farmers from April 2009 through December 2009

•	Senior Vice President, Secretary and Treasurer of AIG Hawaii from 2001 through March 2009

•	Vice President of Finance and Operations of AIG Hawaii from 1995 through 2000

Director Qualifications: As President of DTRIC Insurance Company and former President of Farmers, two of Hawaii’s largest insurance companies, Ms. Saito brings to the Board experience in managing a complex business organization and financial and accounting expertise. Ms. Saito also has board experience, including her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through her involvement in the Hawaii business community and local community organizations.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 1

Jenai S. Wall Age: 59 Director Since: 2015

•	Chairman and Chief Executive Officer of Foodland Super Market, Ltd. (“Foodland”), Food Pantry, Ltd., Kalama Beach Corporation and Pacific Warehouse Inc. since 1998

Director Qualifications: As Chairman and Chief Executive Officer of Foodland, the largest locally-owned grocery retailer in Hawaii, and other entities in its family of companies, Ms. Wall brings to the Board experience in managing complex business organizations and has commercial real estate and retail expertise. She also has board experience, through her service on various corporate and non-profit boards, and is knowledgeable about Hawaii and A&B’s operating markets through her involvement in the Hawaii business community and local community organizations.

Eric K. Yeaman Age: 50 Director Since: 2012

•	President and Chief Operating Officer of FHI since August 2016

•	President, Chief Operating Officer and Director of FHB since June 2015

•	President and Chief Executive Officer of Hawaiian Telcom Holdco, Inc. (NASDAQ:HCOM) (“Hawaiian Telcom”) (telecommunications) from June 2008 to June 2015

•	Director of Hawaiian Telcom since June 2008

•	Chief Operating Officer of Hawaiian Electric Company, Inc. from January 2008 through June 2008

•	Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (NYSE:HE) (“HEI”) from January 2003 through January 2008

•	Chief Operating Officer and Chief Financial Officer of The Kamehameha Schools from 2000 to January 2003

•	Director of Alaska Air Group, Inc., (NYSE:ALK) since November 2012

Director Qualifications: As President and Chief Operating Officer of FHB and former Chief Executive Officer of Hawaiian Telecom, the state’s leading integrated communications company, Mr. Yeaman brings to the Board experience in managing complex business organizations. He also has financial and accounting expertise and has been designated by the Board of Directors as an Audit Committee Financial Expert. Mr. Yeaman has board experience, including his service on the boards of other publicly traded companies. He is knowledgeable about Hawaii and A&B’s operating markets through his involvement in the Hawaii business community and local community organizations.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence. The Board has reviewed each of its current directors and nominees and has determined that all such persons, with the exception of Mr. Benjamin, Mr. Kuriyama (who retired as an employee of A&B on December 31, 2016) and Mr. Hulihee (who retired as an employee of A&B on December 31, 2015), are independent under New York Stock Exchange (“NYSE”) rules. In making its independence determinations, the Board considered the transactions, relationships or arrangements in “Certain Information Regarding Directors and Executive Officers – Certain Relationships and Transactions” below, as well as the following: Mr. Doane – his status as a former executive officer of A&B Predecessor and banking relationships with FHB, an entity of which Mr. Doane is a director; Mr. Harrison – A&B’s banking relationships with FHB, an entity of which Mr. Harrison is Chairman of the Board and Chief Executive Officer; Mr. Yeaman – A&B’s banking relationships with FHB, an entity of which Mr. Yeaman is President and Chief Operating Officer; and Ms. Wall – A&B’s banking relationships with FHB, an entity of which Ms. Wall is a director.

Board Leadership Structure. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. It understands that there is no single approach to providing Board leadership and that the right Board leadership structure may vary as circumstances warrant.

Mr. Kuriyama transitioned from executive Chairman of the Board (“Chairman”) to non-executive Chairman, effective January 1, 2017. The Board currently has a separate non-executive Chairman, a CEO and a Lead Independent Director (currently Charles G. King, to be succeeded by Douglas M. Pasquale upon Mr. King’s retirement from the board at the Annual Meeting. At this time, the Board believes that a separate Chairman is beneficial in providing oversight and leadership in handling board responsibilities. This also allows our CEO to focus on Company strategy and business operations. A Lead Independent Director allows the Board to function independently from management and provide objective judgment regarding management’s performance. The Board has determined that its leadership structure is appropriate for A&B at this time.

  Lead Independent Director Duties Include

•	Consulting with the Chairman of the Board on agendas and meeting schedules

•	Facilitating the process for the Board’s self-evaluation

•	Presiding at Board meetings in the absence of the Chairman

•	Presiding at executive sessions of non-management Directors

•	Facilitating communication between the Independent Directors and the Chairman and Chief Executive Officer

The Board’s Role in Risk Oversight. The Board has oversight of the risk management process, which it administers in part through the Audit Committee. One of the Audit Committee’s responsibilities involves discussing policies regarding risk assessment and risk management. Risk oversight plays a role in all major Board decisions and the evaluation of risk is a key part of the decision-making process. For example, the identification of risks and the development of sensitivity analyses are key requirements for capital requests that are presented to, and evaluated by, the Board.

This risk management process occurs throughout all levels of the organization but is also facilitated through a formal process in which the Company identifies significant risks through regular discussions with all levels of management. Risk management is reflected in the Company’s compliance, auditing and risk management functions, and its risk- based approach to strategic and operating decision-making. Management reviews its risk management activities with the Audit Committee and the full Board of Directors on a regular basis. In addition, risk management perspectives from each of A&B’s business segments are included in the Company’s operating and strategic plans. The Board believes that its current leadership structure is conducive to the risk oversight process.

Pay Risk Assessment. The Compensation Committee has a formal review process to consider and discuss the compensation policies, plans and structure for all of the Company’s employees, including the Company’s executive group, to ascertain whether any of the compensation programs and practices create excessive risks or motivate risky behaviors that are reasonably likely to have a material adverse effect on the Company. Management has worked with the Compensation Committee to review all Company incentive plans and related policies and practices, and the overall structure and positioning of total pay, pay mix, the risk management process and related internal controls.

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CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Based on its formal review process, the Compensation Committee concluded that there continues to be no material adverse effects due to pay risk. Management and the Compensation Committee concluded that A&B’s employee compensation programs represent an appropriate balance of fixed and variable pay, cash and equity, short-term and long-term compensation, financial and non-financial performance, and an appropriate level of enterprise-wide risk oversight.

  Strong Compensation Risk Management

•	Robust stock ownership guidelines

•	Multi-year vesting periods of equity awards

•	Capped incentive payments

•	Use of multiple performance metrics

•	Pay philosophy for all elements of pay targeted at the 50th percentile

•	Reasonable payout tied to performance (e.g., incentive pool funding of 50% at threshold, 100% at target, 200% at maximum, with linear interpolation between each goal); individual awards can be further modified, ranging from 0% (no award) to 150%, so long as the aggregate incentive pool is not exceeded (i.e., zero sum)

•	50% of NEOs’ equity awards granted are performance-based, using total shareholder return over three years as a performance metric

•	Review of goal-setting by the Compensation Committee to ensure that goals are reasonable

•	Mix of pay that is consistent with competitive practices for organizations similar in size and complexity

•	Insider trading and hedging prohibitions

•	A compensation clawback policy

•	Oversight by a Compensation Committee composed of independent directors

Board of Directors and Committees of the Board. The Board of Directors held eight meetings during 2017. In conjunction with seven of these meetings, the independent directors of A&B met in formally-scheduled executive sessions led by the Lead Independent Director (Charles G. King). Mr. King will be retiring from the Board effective as of the Annual Meeting; Douglas M. Pasquale has been appointed as Lead Independent Director upon Mr. King’s retirement. In 2017, all directors were present at 100% of the meetings of the A&B Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is governed by a charter, which is available on the corporate governance page of A&B’s website, www.alexanderbaldwin.com.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher J. Benjamin
W. Allen Doane	member
Robert S. Harrison			chair
David C. Hulihee
Charles G. King		chair	member
Stanley M. Kuriyama
Thomas A. Lewis, Jr.		member
Douglas M. Pasquale	chair		member
Michele K. Saito		member
Jenai S. Wall		member
Eric K. Yeaman	member

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CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Audit Committee: The current members of the Audit Committee are:

•	Mr. Pasquale, Chairman

•	Mr. Doane

•	Mr. Yeaman

The Board has determined that each member is independent under the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Pasquale, Doane and Yeaman are “audit committee financial experts” under SEC rules. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors and are summarized in the Audit Committee Report, which appears in this Proxy Statement. The Audit Committee met seven times during 2017.

Compensation Committee: The current members of the Compensation Committee are:

•	Mr. King, Chairman

•	Mr. Lewis

•	Ms. Saito

•	Ms. Wall

Mr. King will be retiring from the Board effective as of the Annual Meeting; Ms. Saito will be appointed as Chair upon Mr. King’s retirement. The Board has determined that each member is independent under the applicable NYSE listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations to the Board on director compensation. The Compensation Committee may form subcommittees and delegate such authority as the Committee deems appropriate, subject to any restrictions by law or listing standard. For further information on the processes and procedures for consideration of executive compensation, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met five times during 2017.

Nominating and Corporate Governance Committee: The current members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are:

•	Mr. Harrison, Chairman

•	Mr. King

•	Mr. Pasquale

The Board has determined that each member is independent under the applicable NYSE listing standards. The functions of the Nominating Committee include recommending to the Board individuals qualified to serve as directors; recommending to the Board the size and composition of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance issues; overseeing the annual evaluation of the Board; and ensuring that an evaluation of management is occurring. The Nominating Committee met four times during 2017.

Nominating Committee Processes. The Nominating Committee is responsible for recommending to the Board individuals qualified to serve as directors of the Company. The Nominating Committee believes that the minimum qualifications for serving as a director are high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director’s duties. The Nominating Committee also may consider other factors it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise and knowledge and involvement in Hawaii communities and businesses. While the Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills, professional experience, education and expertise, and representation in industries and geographies relevant to the Company as important factors in its evaluation of candidates.

The Nominating Committee identifies potential nominees through various methods, including engaging, when appropriate, firms that specialize in identifying director candidates and by asking current directors to notify the Nominating Committee of qualified persons who might be available to serve on the Board.

The Nominating Committee will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a

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candidate considered by the Nominating Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder’s ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate’s qualifications to be a director and the candidate’s consent for such consideration.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

Once a potential candidate has been identified by the Nominating Committee, the Nominating Committee reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person’s accomplishments, qualifications and references, and conduct interviews with the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Mr. Lewis was recommended as a director candidate to the Nominating Committee by a third-party search firm.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

  Select Corporate Governance Guideline Topics

•	Goals and responsibilities of the Board

•	Selection of directors, including the Chairman of the Board

•	Board membership criteria and director retirement age

•	Stock ownership guidelines

•	Director independence, and executive sessions of non-management directors

•	Board self-evaluation

•	Board compensation

•	Board access to management and outside advisors

•	Board orientation and continuing education

•	Leadership development, including annual evaluations of the CEO and management succession plans

The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Code of Ethics. A&B has adopted a Code of Ethics (the “Code”) that applies to the CEO, Chief Financial Officer and Controller. A copy of the Code is posted on the corporate governance page of A&B’s corporate website, www. alexanderbaldwin.com. A&B intends to disclose any changes in or waivers from its Code by posting such information on its website.

Code of Conduct. A&B has adopted a Code of Conduct, which is applicable to all directors, officers and employees, and is posted on the corporate governance page of A&B’s corporate website, www.alexanderbaldwin.com.

Shareholder Engagement. A&B values the views of its shareholders. During 2017, members of our management team met with shareholders who cumulatively owned 71 percent of our stock to discuss our operations, corporate governance, executive compensation and environmental initiatives and to solicit feedback on these and a variety of other topics. Shareholder perspectives are shared with the Board. Shareholder feedback was taken into account in the decision to eliminate the classified board structure and adopt a majority voting standard for director elections.

Compensation of Directors. The Company periodically reviews the compensation of its non-employee Directors with the assistance of its executive compensation consultant, Willis Towers Watson (“WTW”). The compensation levels and components were last reviewed in July of 2016 and the share-ownership guidelines are reviewed annually and, in each case, were deemed to be well aligned with market competitive practices with the exception of the vesting period for annual equity grants. The 2018 annual grants will vest in their entirety a year after grant date. The following table summarizes the compensation earned by or paid to our directors (other than Mr. Benjamin, whose compensation is included in the Summary Compensation Table) for services as a member of our Board of Directors for the period from January 1, 2017 through December 31, 2017.

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2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
W. Allen Doane	67,250	90,015	0	0	N/A	2,000	(5)	159,265
Robert S. Harrison	70,250	90,015	0	0	N/A	0		160,265
David C. Hulihee	56,750	90,015	0	0	N/A	2,000	(5)	148,765
Charles G. King	105,250	90,015	0	0	0 (3)	0		195,265
Stanley M. Kuriyama	85,750 (4)	135,023 (4)	0	0	N/A	2,000	(5)	222,773
Thomas A. Lewis, Jr.	30,024	75,021	0	0	N/A	0		105,045
Douglas M. Pasquale	87,250	90,015	0	0	N/A	0		177,265
Michele K. Saito	64,250	90,015	0	0	N/A	0		154,265
Jenai S. Wall	64,250	90,015	0	0	N/A	0		154,265
Eric K. Yeaman	67,250	90,015	0	0	N/A	0		157,265

(1)	Represents the aggregate grant-date fair value of restricted stock unit awards granted in 2017 as computed under ASC Topic 718. See discussion of the assumptions underlying the valuation of equity awards included in Note 13 of the Company’s consolidated financial statements, included in the Company’s 2017 Annual Report on Form 10-K. At the end of 2017, Mr. King had 36,626 restricted stock units, Messrs. Doane, Harrison, Pasquale and Yeaman and Messes. Saito and Wall each had 4,219 restricted stock units, Mr. Lewis had 1,846 restricted stock units, Mr. Hulihee had 4,121 restricted stock units and 937 performance stock units, and Mr. Kuriyama had 8,802 restricted stock units and 8,679 performance stock units.

(2)	At the end of 2017, Mr. Kuriyama had 218,810 stock option awards outstanding. No other director has any outstanding options and no new director options have been granted by A&B or by A&B Predecessor since 2007.

(3)	Mr. King’s amount is attributable to the aggregate change in the actuarial present value of his accumulated benefit under a defined benefit pension plan for directors, which was frozen in 2004. The change in pension value was a decrease of $4,052. No other A&B director is eligible to participate in the plan.

(4)	Represents compensation paid to Mr. Kuriyama as non-executive Chairman of the Board.

(5)	Represents charitable contributions under the matching gifts program described on page 14 below.

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CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board of Directors approved the following non-employee director compensation schedule of annual fees, which was developed with the assistance of WTW.

Pay Element		Amount
Annual Board Retainer		$56,000
Chairman of the Board Annual Retainer		$85,000
Lead Director Retainer (in addition to Board Retainer)		$25,000
Committee Chair Retainers (in addition to Committee Member Retainer)	• Audit	$14,000
	• Compensation	$10,000
	• Nominating and Corporate Governance	$7,500
Committee Member Retainers (in addition to Board Retainer)	• Audit	$9,000
	• Compensation	$7,500
	• Nominating and Corporate Governance	$6,000
Annual Equity Award		$90,000
Chairman of the Board Equity Award		$135,000

Directors are provided an additional per meeting fee of $750 if the number of board or committee meetings exceeds an annual predefined number, which is currently set at:

•	Board—7 meetings

•	Audit—6 meetings

•	Compensation—5 meetings

•	Nominating and Corporate Governance—4 meetings

Under the terms of the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan (“2012 Plan”), an automatic annual grant of approximately $90,000 in restricted stock units (“RSUs”) is made to each director and approximately $135,000 in RSUs is granted to the Chairman of the Board at each Annual Meeting of Shareholders. A prorated grant is made upon appointment as a director at any time between Annual Meetings. Awards made prior to April 2018 vest in equal increments of one-third each over three years. Starting with annual grants made in April 2018, awards will vest in their entirety on their one-year grant date anniversary. Non-employee directors may defer all or a portion of their vested shares until cessation of board service or the fifth anniversary of the award date. Non-employee directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

Under A&B Predecessor’s retirement plan for directors, which was frozen effective December 31, 2004, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect on December 31, 2004, plus 10 percent of that amount for each year of service as a director over five years (up to an additional 50 percent). Only Mr. King has an accrued benefit under the retirement plan for directors.

Director Business Travel Accident Coverage. Directors have coverage of $200,000 for themselves and $50,000 for their accompanying spouses while traveling on A&B business.

Matching Gift Program. Directors may participate in A&B’s matching gifts program for employees, in which A&B matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 annually.

Director Share Ownership Guidelines. The Board has adopted guidelines that encourage each non-employee director to own A&B common stock (including RSUs) with a value of $280,000, which is five times the current cash retainer of $56,000, within five years of becoming a director. All directors have met or are on track to meet the established guidelines.

Communications with Directors. Shareholders and other interested parties may contact any of the directors by mailing correspondence “c/o A&B Law Department” to A&B’s headquarters at 822 Bishop Street, Honolulu, Hawaii 96813. The Law Department will forward such correspondence to the appropriate director(s). However, the Law Department reserves the right not to forward any offensive or otherwise inappropriate materials.

In addition, A&B’s directors are encouraged to attend the Annual Meeting of Shareholders. All of the A&B directors then in office attended the 2017 Annual Meeting.

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SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table lists the names and addresses of the only shareholders known by A&B on February 15, 2018 to have owned beneficially more than five percent of A&B’s common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class*
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,549,860	(a)	15.31%
The Vanguard Group 100 Vanguard Blvd. Malvin, PA 19355	7,545,339	(b)	15.30%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,523,890	(c)	7.1%

*	As of December 31, 2017, prior to the payment of the REIT special distribution on January 23, 2018.

(a)	As reported in Amendment No. 8 to Schedule 13G dated January 17, 2018 (the “BlackRock 13G”) filed with the SEC. According to the BlackRock 13G, as of December 31, 2017, BlackRock, Inc. has sole voting power over 7,404,696 shares and sole dispositive power over 7,549,860 shares and does not have shared voting or shared dispositive power over any shares.

(b)	As reported in Amendment No. 7 to Schedule 13G dated February 7, 2018 (the “Vanguard 13G”) filed with the SEC. According to the Vanguard 13G, as of December 31, 2017, The Vanguard Group has sole voting power over 51,808 shares and sole dispositive power over 7,491,531 shares, has shared voting power over 6,100 shares, and has shared dispositive power over 53,808 shares.

(c)	As reported in Schedule 13G dated February 14, 2018 (the “T. Rowe 13G”) filed with the SEC. According to the T. Rowe 13G, T. Rowe Price Associates has sole voting power over 480,849 shares and sole dispositive power over 3,523,890 shares and does not have shared voting or shared dispositive power over any shares.

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CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 15, 2018 by each director and nominee, by each executive officer named in the “Summary Compensation Table” below, and by directors and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)		Stock Options (c)	Total	Percent of Class
W. Allen Doane	66,776		0	66,776	0.1
Robert S. Harrison	16,608		0	16,608	—
David C. Hulihee	3,202,718		0	3,202,718	4.5
Charles G. King	73,297		0	73,297	0.1
Stanley M. Kuriyama	399,779		218,810	618,589	0.9
Thomas A. Lewis, Jr.	0	(d)	0	0	—
Douglas M. Pasquale	54,585		0	54,585	0.1
Michele K. Saito	14,984		0	14,984	—
Jenai S. Wall	3,486		0	3,486	—
Eric K. Yeaman	16,608		0	16,608	—
Christopher J. Benjamin	147,567		190,319	337,886	0.5
James E. Mead	0	(d)	0	0	—
Nelson N. S. Chun	117,606		68,932	186,538	0.3
Meredith J. Ching	82,626		95,657	178,283	0.2
Lance K. Parker	9,486		1,740	11,226	—
Paul K. Ito	66,571		0	66,571	0.1
17 Directors and Executive Officers as a Group	4,275,694		575,458	4,851,152	6.7

(a)	Amounts include 28,404 shares held in a trust by the spouse of Mr. Benjamin, 213 shares held by the spouse of Ms. Ching and 107,937 shares pledged by Mr. Kuriyama as security for a loan.

(b)	Amounts include shares as to which certain persons have (i) shared voting and dispositive power, as follows: Mr. Hulihee—2,840 shares, Mr. Pasquale—54,585 shares, Ms. Ching—3,976 shares, and directors, nominees and executive officers as a group—63,387 shares and (ii) sole voting power only: Ms. Ching—622 shares, and directors and executive officers as a group—622 shares.

(c)	Amounts reflect shares deemed to be beneficially owned because they may be acquired prior to April 15, 2018 through the exercise of stock options. Amounts do not include 413,433 restricted stock units that have been granted to the directors and executive officers as a group that may not be acquired prior to April 15, 2018.

(d)	Messrs. Lewis and Mead have been awarded 2,905 and 39,784 restricted stock units, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires A&B’s directors and executive officers, and persons who own more than 10 percent of A&B’s common stock, to file reports of ownership and changes in ownership with the SEC. A&B believes that, during fiscal 2017, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

Certain Relationships and Transactions. A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under Item 404(a) of SEC Regulation S-K. Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s or executive’s independence, an immediate family member of a director or executive or an entity in which a director or executive is a partner, shareholder or executive officer; the availability of other

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sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. If a related person transaction involves a member of the Audit Committee, that member recuses himself or herself from the process of review and approval.

The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings. Approval by a majority of the Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

A&B’s business strategy is Hawaii-focused and, accordingly, a number of our directors are Hawaii-based executives who provide extensive local knowledge and insight. Hawaii’s business community is relatively small and isolated. Given A&B’s position as Hawaii’s fourth largest private landowner, the largest owner of grocery-anchored retail assets, the largest materials and construction company in the state, and as one of the state’s premier real estate developers, it is to be expected that relationships will exist between the Company and key business leaders and their companies, as disclosed below. The transactions described were made in the ordinary course of business and on substantially the same terms as those made with persons not related to A&B.

Related Person Relationships with First Hawaiian Bank: Robert S. Harrison and Eric K. Yeaman, directors of A&B, are Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of FHB.

•	FHB is the largest bank in Hawaii and is the top-ranked Hawaii bank in commercial and industrial lending and in construction and land development loans.

•	FHB has been a lending partner to the Company and its predecessor for many years prior to Messrs. Harrison and Yeaman joining the Board.

•	Mr. Yeaman was a member of the Board for three years prior to joining FHB in 2015. Upon joining FHB, he reported his change in employment to the Board; the Board reviewed the change, including consideration of relationships with FHB and Mr. Yeaman’s skill set and contributions to the Board, and approved his continued service on the Board.

•	The Audit Committee reviews all FHB related person transactions.

•	All transactions were made in the ordinary course of business, on commercially reasonable, prevailing terms and rates.

FHB (i) has a 15.6 percent participation in A&B’s $450 million revolving credit and term loan agreement (the “Revolver”), of which, in 2017, the largest aggregate amount of principal outstanding was $146,000,000; $137,000,000 and $2,229,487 were paid in principal and interest, respectively, to Revolver lenders that include FHB; and $158,000,000 was outstanding on February 15, 2018, with interest payable on a sliding scale at rates between 1.25 percent to 2.05 percent (based on A&B’s Total Debt to Total Adjusted Asset Value Ratio, as defined in the loan agreement) plus LIBOR, (ii) has a $5,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2017, the largest aggregate amount of principal outstanding was $4,300,000; $227,000 and $162,000 were paid in principal and interest, respectively; and $4,000,000 was outstanding on February 15, 2018, with interest payable at a rate of LIBOR plus 2 percent, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $3.15 million or the outstanding indebtedness, (iii) has a $11,700,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2017, the largest aggregate amount of principal outstanding was $11,700,000; $0 and $475,000 were paid in principal and interest, respectively; and $11,700,000 was outstanding on February 15, 2018, with interest payable at a rate of LIBOR plus 3.0 percent, (iv) has a $25,000,000 loan made to a limited liability company in which a subsidiary of A&B is a member, of which, in 2017, the largest aggregate amount of principal outstanding was $23,000,000; $600,000 and $700,000 were paid in principal and interest, respectively; and $12,600,000 was outstanding on February 15, 2018, with interest payable at a rate of LIBOR plus 3.0 percent, and of which a subsidiary of A&B is a guarantor in the amount of the lesser of $2,500,000 or the outstanding indebtedness, and (v) is a commercial tenant in three properties owned by A&B subsidiaries, under leases with terms that expire between 2022 and 2063, with aggregate gross rents in 2017 of $831,000 and aggregate net rent from and after January 1, 2018 to the expiration date of the leases of $9,128,000.

In addition, after the acquisition of Grace Pacific on October 1, 2013, FHB has the following loans or lines of credit with the Company or its subsidiaries/affiliates: (i) A line of credit totaling $2,000,000 with a limited liability company in which a subsidiary of A&B is a 50 percent member, of which, in 2017, there was no principal balance outstanding; and no amount was outstanding

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on February 15, 2018, with interest payable at rates between 1.82 percent to 2.25 percent plus LIBOR; (ii) an $18,000,000 loan, of which, in 2017, the largest aggregate amount of principal outstanding was $6,450,000; $1,847,000 and $271,000 were paid in principal and interest, respectively; and $4,258,000 was outstanding on February 15, 2018, with interest payable at a rate of 5.19 percent; and (iii) a $13,500,000 loan, of which, in 2017, the largest aggregate amount of principal outstanding was $2,575,000; $2,575,000 and $24,000 were paid in principal and interest, respectively; and no amount was outstanding on February 15, 2018, with interest payable at a rate of 1.85 percent.

Jenai S. Wall, a director of A&B, is Chairman and Chief Executive Officer of Foodland. Foodland or its subsidiaries are commercial tenants in eight properties owned by A&B subsidiaries, under leases with terms that expire between 2018 and 2031, with aggregate gross rents in 2017 of $4,062,000 and aggregate net rent from and after January 1, 2018 to the expiration date of the leases of $10,913,000. These leases were entered into in the ordinary course of business, and all but four were in effect prior to the election of Ms. Wall as a director.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The CD&A addresses A&B’s compensation practices for 2017 for the six executive officers named in the Summary Compensation Table on page 33 (collectively, the “Named Executive Officers” or “NEOs”). On July 10, 2017 the Company hired James E. Mead as Chief Financial Officer and entered into an Employment Agreement with Mr. Mead as described on page 29. In order to facilitate a smooth transition with the former Chief Financial Officer, Mr. Paul K. Ito, the Company also executed a retention agreement, as amended, with Mr. Ito as described on page 29. The compensation for the following NEOs is addressed in the CD&A:

•	Christopher J. Benjamin, President and Chief Executive Officer

•	James E. Mead, Executive Vice President and Chief Financial Officer

•	Nelson N. S. Chun, Executive Vice President and Chief Legal Officer

•	Meredith J. Ching, Executive Vice President, External Affairs

•	Lance K. Parker, Executive Vice President and Chief Real Estate Officer

•	Paul K. Ito, former Senior Vice President, Chief Financial Officer and Treasurer

Executive Summary

In 2017, our executive compensation program received strong support from shareholders, with over 97% of the Say-on-Pay votes cast in favor of the program. We believe this is because our pay program links pay with performance, aligns pay with shareholder interests and follows good governance practices. The vote on executive compensation is just one source of insight regarding shareholder views on our compensation practices. A&B also has an extensive shareholder outreach program that incorporates discussion of various governance topics, including compensation. In 2017 we met on governance-focused matters with shareholders owning a significant percentage of our stock. The feedback we received regarding our compensation practices was very positive. The Compensation Committee welcomes shareholder perspectives on our program and is informed regarding feedback gathered in discussions with shareholders.

Approach to Compensation Governance. The Compensation Committee consistently evaluates the Company’s executive compensation practices and modifies or adopts programs or practices to provide an appropriate balance of risk and reward. A&B firmly believes in pay for performance and alignment with shareholder interests. Thus, a majority of NEO compensation is tied to performance to ensure alignment with shareholders. 76% of CEO and 63% of other NEO target total direct compensation (“TDC”) is performance-based pay aligned with shareholder interests. A&B adheres to good governance practices, as listed below, to ensure that it adopts the best practices to the extent that they are best aligned to the business goals and strategy of the Company as well as shareholder interests.

  Promote Good Pay Practices

•  Direct components of pay are generally targeted at the 50th percentile of market pay data

•  TDC consisting heavily of performance-based compensation

•  Multiple relevant performance metrics to determine incentive payments

•  Multi-year performance periods on performance-based equity awards

•  Multi-year vesting periods on equity awards

•  Double trigger change-in-control severance that requires both a change-in-control and termination of employment before any payments are made

•  Robust stock ownership guidelines for senior executives

•  NEOs participate in the same health and welfare benefit plans as other salaried employees

•  “Clawback” policies established for executives

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•  Use of tally sheets and wealth assessments

•  Conducted shareholder outreach to solicit input and gain investor perspectives on our compensation programs

•  Reasonable severance or change-in control provisions

•  Anti-hedging policies established

•  Reasonable internal pay ratios

•  No repricing or replacing of underwater stock options without prior shareholder approval

•  Review of realizable pay of NEOs

•  Pay risk assessments

Performance Accomplishments in 2017. In 2017, the Company achieved a major strategic milestone as it completed all necessary steps to allow the Company to elect REIT status for the 2017 tax year. The REIT structure is essential to the Company’s Hawaii growth strategy and its ability to create value for shareholders, with benefits that include enhancing the Company’s ability to compete for the acquisition of Hawaii assets (including the ability to issue operating partnership units to acquire assets), lowering the cost of capital (via improved liquidity of the Company’s stock and reduced net asset value discount), increasing the return of capital to shareholders (via increased regular dividends), providing access to a broader investor base, and allowing continued ownership of non-REIT eligible businesses. Additionally, during the year, the Company continued to make significant progress toward the Company’s strategic objectives to simplify its business model, focus on growing the cash flow and portfolio value of its commercial real estate assets, accelerate the monetization of the development pipeline, and adhere to disciplined and prudent financial management.

Commercial Real Estate Segment

In 2017, A&B continued to concentrate on its Hawaii-focused commercial real estate strategy to increase its recurring earnings and cash flows. Notable highlights for 2017 are as follows:

•	Cash net operating income (“Cash NOI”)(1) of $84.8 million from the portfolio increased 2.2% in 2017 compared to 2016.

•	Same-store Cash NOI(1) was $75.6 million in 2017, up 4.8% compared to 2016.

•	Occupancy was 93.6%, or up 1.4% in 2017, compared to 2016.

•	Signed 211 leases, consisting of 85 new leases and 126 renewals, covering approximately 909,000 square-feet of gross leasable area in 2017 at an average increase of 13.9% in annualized base rent per square foot.

•	Completed landlord construction of the Pearl Highlands food court renovation in 2017 at a 10.0%–10.3% estimated stabilized yield on cost of $6.0 million. The space is now 83% leased.

•	Substantially completed the redevelopment of the Lau Hala Shops (former Kailua Macy’s site), with a planned completion date in 2018. Leases and letters of intent have been signed for 88% of the space. The estimated stabilized yield on cost of $21.0 million is 10.5%–12.8%.

•	Made significant progress on pre-construction development efforts at Ho’okele Shopping Center on Maui in 2017. Construction is scheduled to begin in the first quarter of 2018 with a planned completion date in late 2019. Leases and letters of intent have been signed for 88% of the space at Ho’okele. The estimated stabilized yield on cost of $41.9 million is 7.4%–8.6%.

Land Operations Segment

Upon cessation of the Company’s sugar operations, the Company realigned its operations pursuant to which its diversified agricultural activities were combined with its development for sale activities for financial reporting purposes. The Land Operations segment is focused on managing activities conducted on the Company’s landholdings (historical and acquired), including diversified agriculture, renewable energy and development for sale. Significant accomplishments in 2017 included:

•	Substantially completed construction at the Company’s 70-unit joint venture project, Keala o Wailea, with 66 units under binding sales contracts.

(1)	Refer to pages 43 and 44 for reconciliations of GAAP to non-GAAP measures.

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•	Closed on the sale of an oceanfront lot on Kahala Avenue for approximately $14 million, closed on the sale of a vacant Kauai parcel for a price of $8 million, and sold five vacant Maui parcels for $18 million, including proceeds of $4 million designated for reinvestment in commercial properties under §1031 exchange transactions.(2)

•	Closed on 35 units at the Company’s Kamalani residential project on Maui, generating sales revenue of approximately $13 million.

•	Closed on 15 unit sales at the Company’s Kukui’ula joint venture at an average price of approximately $2.5 million.

•	Made significant progress in the transition to diversified agriculture, with numerous trials underway, including cattle and various energy crops.

Materials & Construction

Grace Pacific continued to generate solid cash flows in 2017, although its results were significantly impacted by competitive pressures that impacted margins, as well as fewer bids offered in 2017 as compared to 2016. Lower paving performance was partially offset by strong roadway and prestress performance, which benefited from a higher margin mix of business and higher volume, respectively.

•	Generated $22.0 million in operating profit and $32.0 million in Adjusted EBITDA(3) at Materials & Construction in 2017.

•	Ended 2017 with a $202.1 million backlog compared to $242.9 million at the end of 2016.

Other

•	Completed all necessary steps to elect REIT status for the 2017 taxable year.

•	Increased the Company’s revolving credit facility by $100 million to $450 million.

•	Increased the Company’s financial flexibility by amending the Company’s borrowing agreements to improve loan covenant terms, as well as lower the Company’s cost of borrowing under its revolving credit facility.

•	Locked in $100 million of long-term unsecured debt at an attractive weighted average rate of 4.135% with a weighted average term of 10.3 years.

•	Made a $48 million pension contribution to substantially fund its qualified pension obligations, at a net cash outlay of approximately $22.5 million.

Compensation Overview

The Company’s executive compensation programs are administered by its Compensation Committee. The Compensation Committee has retained WTW to provide advice and analysis on the design, structure and level of executive compensation for A&B.

(2)	Additionally, cash proceeds of $32.6 million from sales of improved properties in the CRE segment have been designated for reinvestment under §1031 transactions.
(3)	Refer to pages 43 and 44 for reconciliations of GAAP to non-GAAP measures.

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Compensation Philosophy and Objectives. The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains qualified and effective executives, and rewards performance and results. To achieve this, the Company uses the following pay elements, which are described more fully under the “Pay Elements” section of the CD&A:

Element of Pay	Composition	Metrics	Rationale
Base Salary	Cash	N/A	• Provides a fixed rate of pay based upon an executive’s responsibilities
Annual Cash Incentives	Cash	63% to 80% Financial Operating Goals	• Rewards achievement of annual Company, business unit and individual performance • Reinforces pay for performance principles
20 to 37% Value Creation Goals
Long-Term Incentives	50% Performance Share Units	Relative 3-year TSR (S&P 400 and Dow Jones US Real Estate indices)

•  Aligns the executives’ long-term interests with those of  A&B’s shareholders, motivates long-term performance and provides retention benefits

•  Aids in attracting and retaining employees

•  Reinforces pay–for-performance principles

	50% Restricted Stock Units	3-year vesting period
Health and Welfare Benefits		—	• Aids in attracting and retaining employees
Retirement Benefits		—	• Assists employees with retirement income savings and attracts and retains employees
Severance Benefits		—	• Retains talent during transitions due to a Change in Control or other covered events

Pay for Performance. The Company’s overall performance in 2017 was reflected in elements of compensation earned by executives for 2017.

•	Base Salary: NEO salaries range from the 45th to the 50th percentiles of competitive market rates.

•	Target Total Cash (“TCC”): Target Total Cash consists of base salary plus target annual cash incentives. NEO TCC ranged from the 45th to the 50th percentiles.

•	Long-term Incentives (“LTI”): NEO LTI ranged from the 25th to the 50th percentiles.

•	Total Direct Compensation (“TDC”): TDC for the NEOs at target ranged from the 45th percentile to the 50th percentile.

Pay Mix. The Company’s combination of pay elements is designed to place greater emphasis on performance-based compensation, while at the same time focusing on long-term talent retention and ensuring an appropriate balance between pay and risk. The Committee believes this is consistent with one of its key compensation objectives, which is to align management and shareholder interests. For 2017, the TDC mix was generally within the same range as competitive practices based on survey data for each element of pay, as shown by the following table.

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Percentage of Target Total Direct Compensation

Provided by Each Pay Element for 2017

Assessment of Total Compensation. In evaluating and making pay decisions, the Compensation Committee utilizes the following tools, resources and information:

• Company and individual performance	• Positioning in relation to the pay philosophy

• Say-on-Pay vote results	• Projected salary increases in the general industry

• Competitive survey data	• Value of the total pay package

• Economic environment	• Alignment to pay for performance

• Job responsibilities and experience	• Reasonableness and balance of pay risk

• Positioning within the executive’s salary range	• Internal pay equity

• Tally sheets covering the past 5 years	• NEO’s current and expected future contributions

• Accrued benefits balances	• Size of recent awards

Internal Pay Equity. The Compensation Committee considers internal pay equity as a factor in establishing compensation for executives. While the Compensation Committee has not established a specific policy regarding the ratio of total compensation of the CEO to that of the other executive officers, it does review compensation levels to ensure that appropriate internal equity exists. In 2017, it reviewed the ratio of the CEO’s salary, TCC and TDC relative to the average compensation for the other NEOs, as reflected in the following table. These ratios also were compared to benchmark survey data to determine whether compensation relationships are consistent with market practices. The Company’s target and actual ratios were within a reasonable range and reflect a lower ratio between the CEO and other NEOs than that of companies of similar size in general industry.

2017 Ratio of Target and Actual CEO Pay to Other NEOs*

	Salary	Total Cash Compensation	Total Direct Compensation

A&B Target	1.87	2.41	3.10

A&B Actual	1.87	2.36	3.11

Benchmark Data (target)	2.13	2.56	3.31

*	Based on full-year data which included Mr. Ito for the full year as Mr. Mead was hired as CFO on July 10, 2017 and did not receive an annual cash incentive for 2016 performance nor a grant in January 2017.

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Pay Elements

The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

Salary: Salary is intended to provide a competitive fixed rate of pay based upon an executive’s responsibilities. The Company believes that salary is less impactful than performance-based compensation in achieving the overall objectives of the Company’s executive compensation program. Accordingly, at target, less than half (between 24% to 42%) of an NEO’s total compensation is paid as salary.

Generally, the Board of Directors determines the CEO’s annual salary change on the basis of the factors listed previously in the Assessment of Total Compensation section. The Board has a formal performance review process for the CEO that includes categories such as, but not limited to: financial performance results, strategic effectiveness and innovation, business management, talent management, and personal effectiveness. None of the categories is formally weighted, and there is no overall rating score. Each Board member has an opportunity to provide input on the CEO’s performance. The result of this process is considered by the Board in determining the CEO’s annual salary.

The CEO recommends annual salary changes for the other NEOs. Salary adjustments for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1. Any base salary increases for NEOs in 2017 reflected increases based on performance and the factors listed in the Assessment of Total Compensation section above.

Salary Information for 2016 – 2017

NEO	Base Salary as of 12/31/16		% Change	Base Salary as of 12/31/17	Estimated Competitive Market Percentile

Mr. Benjamin	$618,000		5.18%	$650,000	50th

Mr. Mead	N/A	*	N/A	$500,000	50th

Mr. Chun	$332,018		3%	$341,979	50th

Ms. Ching	$279,972		3%	$288,371	50th

Mr. Parker	$309,000		20.82%**	$375,000	50th

Mr. Ito	$371,500		3%	$382,645	50th

*	Mr. Mead was hired on 7/10/17

**	Mr. Parker received an annual increase of 3% effective April 1, 2017 and a market adjustment of 17.8% on July 24, 2017

Annual Incentives: For 2017, annual incentives for NEOs were provided through the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) to motivate executives and reward them if they achieve specific pre-established corporate and business unit goals and for creating value for the Company. The financially oriented goals were established in February 2017. After receiving input from senior management, the CEO provided a recommended rating for “Value Creation” (as described below) for the 2017 performance period for all other participants in the Company’s incentive plans other than the CEO. The recommendation was reviewed and approved by the Compensation Committee. For the CEO, the Compensation Committee conducted an overall evaluation of the Company’s and CEO’s 2017 performance and awarded an incentive payout of 106.8% of target. While the Committee considers the funding level resulting from overall company results, the Committee may exercise its discretion to award at higher or lower levels for the CEO depending on how individual performance and contributions are assessed.

•

For 2017, the incentive pool funding of the PIIP awards for the Company’s NEO’s (other than Mr. Parker) were derived from the following performance measures: Real Estate Development & Sales Gross Margin, Commercial Real Estate Same-Store NOI, and Total Commercial Real Estate NOI for its real estate operations; Adjusted EBITDA for its Materials & Construction segment; Consolidated Adjusted Pre-Tax Income and a Value Creation rating for overall Company performance. These factors were selected because the Company believes they best reflect the results of business execution and profitability levels of the respective segments, and Value Creation reflects accomplishments of the

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Company that create long-term value for shareholders that are not necessarily reflected in annual financial results. Mr. Parker’s PIIP award pool funding was derived from the following performance measures: Real Estate Development & Sales Gross Margin, Commercial Real Estate Same-Store NOI, Total Commercial Real Estate NOI, and a Value Creation rating for the real estate operations only.

•	The aggregate amount of the incentive pool can range between 0% to 200% of target based on the achievement of financial goals approved in February and ratings for Value Creation. The incentive pool is funded by aggregating the target incentives for each participant in the plan and multiplying that sum by the performance ratings for the applicable measures at below threshold, threshold, target or maximum levels, with proration between these levels.

•	Each individual’s actual incentive award may be modified from his or her funding level using an individual performance modifier that ranges from 0% to 150%, so long as the aggregate incentive pool established is not exceeded for PIIP executives. The CEO’s award is determined by the Compensation Committee and does not positively or negatively affect the aggregate incentive pool.

The Company believes that the annual incentive structure drives the following objectives:

•	Aligning with key goals/objectives

•	Fostering a team environment while allowing for flexibility in individual recognition

•	Motivating and rewarding value creation over both the short and long term

Company and Business Unit Performance. The annual corporate and business unit targets are based on the Company’s Board-approved operating plan and adjusted in certain instances to exclude the effect of certain items. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company’s strategic plan. The maximum and threshold performance ranges were determined on the basis of the level of difficulty in achieving the objective and are intended to ensure an enduring standard of performance.

For determination of award pool funding for 2017, the Company’s operating performance was compared to the performance goals approved by the Compensation Committee.

Corporate Goal ($ in millions)	Threshold	Target	Maximum	Actual

Commercial Real Estate Same-store NOI(4)	$76.2	$78.6	$80.9	$79.7

Total Commercial Real Estate NOI(4)	$83.3	$87.7	$92.1	$89.4

Real Estate Development & Sales Gross Margin	$33.0	$38.8	$44.6	$33.2

Adjusted EBITDA4 – Materials & Construction	$34.2	$40.2	$46.3	$31.9

Consolidated Adjusted Pre-tax Income4	$58.2	$64.7	$74.4	$42.1

Value Creation – Blended	1.0	2.0	3.0	2.2

The incentive compensation for Mr. Chun and Ms. Ching was based on a weighted mix of (a) the level of achievement of the financial and operating goals set forth in the table above and (b) the scores awarded for Value Creation accomplishments achieved by each of the operating segments and the Company on a consolidated basis. The incentive compensation for Mr. Parker was based on Real Estate Development & Sales Gross Margin, Commercial Real Estate Same-store NOI, Total Commercial Real Estate NOI, and Value Creation rating for real estate operations only. Mr. Mead had a guaranteed annual bonus of $150,000 for 2017 per his employment agreement as described on page 29. Beginning with the 2018 calendar year, Mr. Mead is eligible to participate in the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan. As part of a retention agreement, Mr. Ito was not eligible to participate in the PIIP for 2017. As described earlier, Mr. Benjamin’s award is determined by the Compensation Committee based on its assessment of his individual performance and contributions, taking into account overall Company results.

The levels of achievement for financial and operating goals and value creation are rated on a scale from 0 to 3, as follows: 0 for below threshold performance, 1.0 for threshold performance, 2.0 for target performance and to 3.0 for maximum performance, with proration between threshold, target and maximum. Based on 2017 performance shown above, the NEOs received scores for financial and operating goals ranging from 0 to 3.0 on the various metrics, and a blended score of 2.2 for Value Creation accomplishments. The financial and operating goals account for 63% of four of the NEO’s total incentive award, and Value

(4)	Refer to pages 43 and 44 for reconciliations of GAAP to non-GAAP measures.

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Creation accounts for the remaining 37% as the result for Corporate takes into account performance against business unit goals. Mr. Parker’s award is based on Properties goals, which are comprised of 80% real estate financial goals and 20% real estate Value Creation (score: 2.5).

The term “Value Creation” reflects performance and accomplishments of the Company that advance value creation for shareholders. The Company has two primary goals for Value Creation: increasing net asset value (“NAV”) and enhancing the market’s appreciation of NAV. Accordingly, value creation may or may not be included in earnings for the current year. Examples of ways to create value include identifying and pursuing redevelopment and build-for-hold projects, converting non- to minimal-earning assets into commercial properties with a stable or growing income stream and structural changes, such as evaluating and effecting a REIT conversion. With input from the CEO, the Compensation Committee reviews and approves the Value Creation ratings.

Individual Performance. In addition to corporate and business unit performance goals, each NEO’s 2017 award could be modified between 0% – 150% based on individual performance. The CEO’s performance is reviewed and approved by the Compensation Committee each year. The Committee reviewed the CEO’s performance at its January meeting and approved an incentive award of $694,327 as determined by the Committee’s assessment of the Company’s overall performance and the CEO’s performance and contributions in 2017. The Committee determined the CEO’s award to be 106.8% of target.

Individual performance of the other NEOs is reviewed and assessed by the CEO. The CEO did not apply any individual modifiers.

Actual awards earned in total by the NEOs were slightly higher* than the overall targeted goal payouts and were as follows:

	Target Bonus		Actual Bonus		Actual as a % of Target
NEO	% of Base Salary	$	% of Base Salary	$
Mr. Benjamin	100%	$650,000	106.8%	$694,327	106.8%
Mr. Mead**	N/A	N/A	N/A	$150,000	N/A
Mr. Chun	50%	$170,989	53.4%	$182,650	106.8%
Ms. Ching	50%	$144,185	53.4%	$154,018	106.8%
Mr. Parker	60%	$205,145	70.0%	$262,652	128%
Mr. Ito***	N/A	N/A	N/A	—	N/A

*	Although overall company performance aggregating business unit and corporate performance was slightly lower than target, the resulting incentive payouts were slightly above target due to the payout curve between target and maximum (200%) having a higher slope (earn out) than between threshold (50%) and target (100%), as was the case for Properties Commercial Real Estate Same-Store NOI, Total Commercial Real Estate NOI, Value Creation, and Corporate Value Creation.

**	Mr. Mead was hired in July 2017, and under an employment agreement, Mr. Mead was eligible for a $150,000 guaranteed bonus.

***	Under a retention agreement, Mr. Ito was not eligible for PIIP for the 2017 year.

Equity-Based Compensation:

Equity grants are generally considered and granted annually in January by the Compensation Committee. Based on current market data provided by WTW, the CEO makes recommendations for each executive officer to the Compensation Committee, which retains full authority to set the actual grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee generally considers, among other things, the items mentioned above in the Assessment of Total Compensation section.

As a result of the Company’s conversion to a REIT (retroactive to January 1, 2017), outstanding option awards, unvested RSUs, and unvested PSUs were adjusted according to anti-dilution provisions in the equity award agreements.

•	Each employee option was adjusted on the ex-dividend date (when the Company’s stock price was expected to decline by the value of the dividend since any buyers of the stock on or after the ex-dividend date were not entitled to the Special Distribution) to maintain the intrinsic value of the option in a manner that complies with IRS rules and avoid potential GAAP expense.

•	The number of shares subject to each option was based on a ratio of the closing stock price on the day before the ex-dividend date and the opening price on the ex-dividend date, and the exercise price was adjusted using the inverse of the above ratio. The actual closing and opening prices were $45.02 and $29.80, respectively.

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•	RSUs and PSUs were adjusted in an equitable manner to keep employees and directors whole. These adjustments to awards were approved by the Compensation Committee.

Each restricted stock unit award was adjusted on the dividend payment date to increase the number of units subject to the award in a manner identical to the additional shares issued to external shareholders who received payment of the distribution in the form of a stock dividend. Employees did not receive any portion of the adjustment for the Special Distribution in cash.

Wherever options, RSUs, and/or PSUs are shown in subsequent tables, footnotes will indicate if they are shown on a pre- or post-adjusted basis.

In 2017, the Company issued equity awards with a mix of 50% PSUs and 50% RSUs.

•	RSUs are awards that are settled in shares but vest in thirds over a three-year period based on service. RSUs are intended to focus behaviors on improving long-term stock price performance on an absolute basis (as a complement to the relative-performance nature of PSUs), increase share ownership and strengthen retention of participants through a three-year vesting period. Under the service-vesting requirement, recipients must remain employed until the end of the vesting period to earn any shares that become issuable. Pro-rata vesting will apply to the extent employment ceases with the Company during the performance period by reason of death, disability or retirement during the vesting period.

•	Grantees receive dividends on the full amount of RSUs granted, regardless of vesting, at the same rate as is payable on the Company’s common stock. Payment of accrued dividend equivalents on PSUs will be made upon attainment of the applicable performance goals and will be paid according to the number of actual shares earned.

•	2017 PSUs will be settled in shares and have both a performance- and service-vesting requirement. The performance requirement is based on A&B’s TSR results relative to the TSR of companies that comprise two indices: the Standard & Poor’s Midcap 400 index and the Dow Jones US Real Estate index (prior to 2017, the Russell 2000 index was used for the real estate component). Half of the PSUs granted will be evaluated against the companies comprising the S&P Midcap 400 and half will be evaluated against companies comprising the Dow Jones US Real Estate index. PSUs have concurrent three-year performance and vesting horizons. Under the service-vesting requirement, recipients must remain employed until the end of the performance and vesting period to earn any shares that become issuable. Pro-rata vesting will apply to the extent employment ceases with the Company during the performance period by reason of death, disability or retirement, with proration to be applied to the number of shares resulting from the Company’s relative TSR over the performance period. PSUs are intended to motivate recipients to focus on A&B shareholder returns relative to the share performance of other U.S.-based companies with similar market capitalization. The service requirement provides that PSUs cliff vest after a three-year period (concurrent with the performance period), as defined by the award.

Performance Ranges for 2017 PSUs

	Performance		Earnout*
Threshold	35	th Percentile	35% of Target
Target	55	th Percentile	100% of Target
Maximum	75	th Percentile	150% of Target

*	With proration between these levels

The actual performance level attained for the 2015 PSU grants covering the three-year performance period of 2015 to 2017 was at approximately the 42nd percentile on a blended basis relative to the Standard & Poor’s Midcap 400 and Russell 2000 indices. This resulted in an earnout of 56.1% of the portion of 2015 PSU grants for that three-year period.

Performance Ranges for 2018 PSUs

	Performance		Earnout*
Threshold	35	th Percentile	35% of Target
Target	55	th Percentile	100% of Target
Maximum	75	th Percentile	200% of Target

*	With proration between these levels

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Beginning with grants of PSUs made in 2018, the Dow Jones US Real Estate Index will be replaced with the FTSE NAREIT All REITs Index and the Standard & Poor’s Midcap 400 Index will be replaced with a select group of peer REITs that are a subset of the FTSE NAREIT All REITs Index focused on shopping center and diversified companies, with market capitalization between $500 million and $6 billion.

Beginning with the 2018 PSU grants, the earnout at the maximum level will be 200%.

LTI and Total Direct Compensation Positioning for 2017

NEO	Base Salary as of 12/31/17	2017 LTI Grant		Target Total Direct Compensation 12/31/17 (Including Base Salary)	Estimated Competitive Market Percentile
Mr. Benjamin	$650,000	$1,400,000		$2,700,000	50th
Mr. Mead	$500,000	$800,000	*	$1,600,000	75th
Mr. Chun	$341,979	$300,000		$812,968	50th
Ms. Ching	$288,371	$275,000		$732,556	50th
Mr. Parker	$375,000	$330,000		$930,000	50th
Mr. Ito	$382,645	$400,000		$1,182,645	50th

*	Granted on 7/10/17 per his employment agreement as described on p. 29

Retirement Plans: The Company provides various retirement plans to assist its employees with retirement income savings and to attract and retain its employees. The Committee periodically reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

A&B Retirement Plan for Salaried Employees (Frozen since 2012): The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”), which is a tax-qualified defined benefit pension plan, provides pension benefits to the Company’s salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement provides further information regarding the Qualified Retirement Plan. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. Effective January 1, 2012, the Company froze benefit accruals under its traditional defined benefit plans for all non-bargaining unit employees hired before January 1, 2008 and replaced the benefit with a cash balance formula in which participants accrue 5% of their eligible annual compensation.

A&B Individual Deferred Compensation and Profit Sharing Plan: The Company has a tax-qualified defined contribution retirement plan (the “A&B Profit Sharing Retirement Plan”) available to all salaried non-bargaining unit employees that provides for performance-based discretionary contributions to participants based on the degree of achievement of pre- tax income goal specific to the profit sharing plan as determined by the Compensation Committee. In 2017, available contributions were set between zero and five percent of each employee’s base salary. There was no profit-sharing contribution for 2017. The plan also provides a discretionary match under the Individual Deferred Compensation (401(k)) component of the plan for all salaried non-bargaining unit employees. In 2017, that plan provided for a match of up to three percent of the compensation deferred by a participant during the fiscal year, subject to IRS maximum compensation limitations. The value of the Company’s 2017 profit sharing contribution and Individual Deferred Compensation matches for NEOs are included in the Summary Compensation Table of this Proxy Statement.

A&B Excess Benefits Plan: This non-qualified benefit plan (the “Excess Benefits Plan”) for executives is designed to meet the retirement plan objectives described above. Certain executives, including all NEOs, are eligible to participate in the Excess Benefits Plan. It complements the Qualified Retirement Plan and A&B Profit Sharing Retirement Plan by providing benefits and contributions in amounts that could not be provided by those plan’s formulas due to the limits imposed by tax law. The Pension Benefits table of this Proxy Statement provides further information regarding the A&B Excess Benefits Plan.

Employment Agreements: Except as set forth below, the Company does not provide employment agreements for any of the NEOs. The Company believes in a policy of “at will” employment.

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On July 10, 2017, Mr. Ito resigned as the Company’s CFO but continued to serve as Senior Vice President and Treasurer through January 31, 2018. To provide for an orderly transition, the Company entered into a retention agreement with Mr. Ito in which he received $300,000, an additional $175,000 and an additional $195,000, respectively, if he remained employed with A&B through August 31, 2017, October 31, 2017 and December 31, 2017, respectively. During this period, Mr. Ito continued to receive his current base salary and remained eligible to participate in A&B’s benefit plans, but he received no performance, incentive or equity awards under the PIIP.

Also on July 10, 2017, Mr. Mead was appointed CFO. The Company entered into an agreement with Mr. Mead, under which Mr. Mead was (i) paid an annual base salary of $500,000, (ii) received a 2017 cash incentive of $150,000 (an amount equal to a prorated annual cash incentive of 60% of base salary), and (iii) received a long-term incentive grant of $800,000, split equally between time-based restricted stock units and performance share units under the 2012 Plan.

Severance Plan and Change in Control Agreements: The Company provides severance benefits pursuant to the Severance Plan and change in control agreements to certain executives, including the NEOs, to retain talent during transitions due to a Change in Control or other covered event and to provide a competitive pay package. The Compensation Committee designed the change in control agreement to provide a competitively structured program, and yet be conservative overall in the amounts of potential award payouts. The Compensation Committee’s decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how the terms of these arrangements and the other pay components interrelate. These agreements are described in further detail in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

Retiree Health and Medical Plan: The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees who joined A&B Predecessor prior to January 1, 2008. These benefits aid in retaining long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee’s age and years of service. The benefits from this plan are reflected in the “Other Potential Post-Employment Payments” section of this Proxy Statement.

The Role of Survey Data

The Company uses published survey data as a reference, but does not benchmark against specific companies within such surveys. The Company operates in a number of different industries and there are no companies that are considered directly comparable in business mix, size and geographic relevance. Accordingly, the Company does not use data that are specific to any individual segment of the Company’s business but instead, based on the recommendation of WTW, uses data from five national and highly recognized published surveys representing a broad group of general industry and real estate companies similar in size to the Company to assess the Company’s pay practices. WTW uses data subsets in each survey that represent companies of similar size with revenues between $250 million and $1 billion. The survey sources provide only one of the tools that the Committee uses to assess appropriate pay levels. Internal equity, Company performance, business unit performance, compensation philosophy, performance consistency, historical pay movement, pay mix, pay risk, economic environment and individual performance are also reviewed.

The surveys used by WTW in its assessment of total direct compensation and CEO pay ratio as compared to other NEOs include:

•	WTW 2017 CDB General Industry Executive Database

•	WTW 2017 Long-term Incentives, Policies and Practices Survey

•	Mercer 2017 U.S. Benchmark Database – Executive Compensation Survey

•	National Association for Real Estate Investment Trust (NAREIT) 2017 Compensation Survey

The Role of the Compensation Consultant

After conducting a search, the Compensation Committee selected and has since directly retained WTW, an independent executive compensation consulting firm, to assist the Committee in:

•	Evaluating salary and incentive compensation levels

•	Reviewing and suggesting executive pay plan design modifications

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•	Understanding current trends and legislative reform initiatives in the area of executive compensation

•	Assessing appropriate outside Board of Director pay levels and structuring

The executive compensation consultant reports directly to the Committee and takes instructions from the Committee. The Committee approves all WTW engagements, including the nature, scope and fees of assignments.

In selecting WTW, the Compensation Committee considered, among other factors, the following:

•	Depth and breadth of executive compensation knowledge and experience

•	Qualifications as a board-level consultant

•	Quality of resources available (staff, data, etc.)

•	Understanding of A&B’s business strategy and issues, industry, performance drivers and human capital considerations

•	Objectivity in advice and recommendations

•	Willingness to provide candid feedback regarding management and Committee proposals, questions and concerns

•	Accessibility and availability

•	Reporting relationship with the Committee

•	Working relationship with management and its human resources staff

•	Effectiveness of communication

WTW takes the following safeguards to ensure that its services and advice are objective:

•	The individuals providing consulting services to the Committee are not personally involved in other services WTW may provide to the Company

•	The individuals providing consulting services to the Committee are not directly compensated for the total revenues that WTW generates from the Company

•	WTW’s executive compensation consultants do not hold an equity stake in the Company

•	Other services, if any, are provided under a separate contractual arrangement

•	WTW’s executive compensation consultants do not serve as WTW’s client relationship manager on services provided to the Company

•	The WTW executive compensation consultants have direct access to all members of the Committee during and between meetings

•	WTW consultants are required to adhere to a stringent code of conduct articulating their commitment to impartial advice

The Compensation Committee has reviewed WTW’s work, policies and procedures and determined that no conflicts of interest exist. In accordance with the New York Stock Exchange (“NYSE”) requirements, the Compensation Committee annually assesses the independence of its compensation consultant, outside legal counsel, and other advisers who will provide services with respect to executive compensation matters. In assessing independence, the Compensation Committee considers the following factors, among others:

•	Whether a compensation adviser’s employer provides other services to A&B

•	The amount of fees the compensation adviser’s employer receives from A&B as a percentage of such employer’s total revenues

•	The compensation adviser’s policies and procedures to prevent conflicts of interest

•	Business or personal relationships between a compensation adviser and any member of A&B’s compensation committee

•	The compensation adviser’s stock ownership in A&B

•	Business or personal relationships between a compensation adviser or the compensation adviser’s employer and any executive officer of A&B

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The Role of Management

Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including:

•	Providing management’s perspective on compensation plan structure and implementation

•	Identifying appropriate performance measures and establishing company, unit and individual performance goals that are consistent with the Board-approved operating plans

•	Providing the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts

•	Providing recommendations, based on information provided by WTW, regarding pay levels for officers on the basis of plan formulas, salary structures and the CEO’s assessment of individual officer performance

Tax and Accounting Considerations

In evaluating the Company’s executive compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. Until the adoption of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, Section 162(m) of the Internal Revenue Code limited the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain “performance-based compensation.” With the passage of the Tax Act, only qualifying performance-based compensation paid pursuant to a written binding contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Act will be eligible for this deduction exception. The Tax Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, most compensation in excess of $1,000,000 payable to any person who was a named executive officer of the Company since fiscal year 2016 will not be deductible, regardless of whether the compensation is performance-based.

The Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, in establishing the cash and equity compensation programs for the executive officers. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock Ownership Guidelines

To enhance shareholder alignment and ensure commitment to value-enhancing longer-term decision-making, the Company has established stock ownership guidelines. Executives are required to own a value of stock equal to the salary multiple below within a five year-period from commencement of employment or within a five-year period after a change in salary based on promotion:

Position	Salary Multiple
CEO	5X
Other NEOs	3X

All NEOs have met or are on track to meet the ownership guidelines.

Equity Granting Policy

Equity awards are expected to be granted for current employees at the January Compensation Committee meeting each year. Equity grants for new hires or promoted employees are approved at regularly scheduled Compensation Committee meetings. The timing of these grants is made without regard to anticipated earnings or other major announcements by the Company.

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Policy Regarding Speculative Transactions and Hedging

The Company has adopted a formal policy prohibiting directors, officers and employees from (i) entering into speculative transactions, such as trading in options, warrants, puts and calls or similar instruments, involving A&B stock, or (ii) hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving A&B stock.

Policy Regarding Recoupment of Certain Compensation

The Company has adopted a formal “clawback” policy for senior management, including all NEOs. Pursuant to the policy, the Company will seek to recoup certain incentive compensation, including cash and equity bonuses based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements due to a material noncompliance with any financial reporting requirement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A section of this Proxy Statement with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this Proxy Statement.

The foregoing report is submitted by Mr. King (Chairman), Mr. Lewis, Ms. Saito and Ms. Wall.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of the Compensation Committee were Mr. King, Chairman, Mr. Lewis, Ms. Saito and Ms. Wall. As set forth above under the subsection “Certain Relationships and Transactions,” Ms. Wall is an executive officer in a corporation that is a tenant in several properties owned by A&B subsidiaries with leases established at market rates. Because of this related person transaction, Ms. Wall did not participate in any equity compensation decisions.

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EXECUTIVE COMPENSATION

Summary Compensation Table. The following table summarizes the compensation paid by A&B to its NEOs in 2017, 2016 and 2015.

2017 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (h)		All Other Compensation ($) (5) (i)		Total ($) (j)

Christopher J. Benjamin President and Chief Executive Officer	2017	642,000	312,000	1,351,879	N/A	382,327	229,870		8,100		2,926,176
	2016	613,500	363,075	886,684	N/A	159,600	194,648		7,950		2,225,457
	2015	462,438	74,067	460,422	N/A	146,115	0	(6)	7,950		1,150,992

James E. Mead Executive Vice President and Chief Financial Officer	2017	238,782	150,000	681,706	N/A	—	—		23,811	(7)	1,094,299

Nelson N. S. Chun Executive Vice President and Chief Legal Officer	2017	339,489	82,075	289,608	N/A	100,575	38,926		8,100		858,773
	2016	329,601	97,531	270,904	N/A	42,873	31,051		7,950		779,910
	2015	320,001	42,713	255,817	N/A	84,257	0	(8)	7,950		710,738

Meredith J. Ching Executive Vice President, External Affairs	2017	264,088	69,209	289,608	N/A	84,809	222,678		7,923		938,315
	2016	253,229	82,242	270,904	N/A	36,152	176,230		7,597		826,354
	2015	254,156	36,017	255,817	N/A	71,049	0	(9)	7,625		624,664

Lance K. Parker Executive Vice President and Chief Real Estate Officer	2017	340,863	61,543	318,612	N/A	201,109	65,842		8,100		996,069
	2016	306,750	69,525	196,994	N/A	78,980	32,575		7,950		692,774

Paul K. Ito Former Senior Vice President, CFO and Treasurer	2017	379,859	—	386,201	N/A	—	50,306		678,100	(10)	1,494,466
	2016	368,795	130,955	394,049	N/A	57,565	55,892		7,813		1,015,069
	2015	358,054	57,350	409,291	N/A	113,132	0	(11)	7,161		944,988

(1)	Represents the NEO’s award attributable to Value Creation and individual modifiers under the PIIP program for the fiscal year identified in column (b) payable in cash in February of the following year.

(2)	Represents the grant-date fair value of time-based restricted stock units and the grant-date fair value of performance stock units for the fiscal year identified in column (b) granted in 2017 computed under ASC Topic 718. Performance stock units awarded in 2017 vest in January 2020 if performance goals are attained at target. If maximum performance goals applicable to the performance stock units were to be achieved, the values in this column with respect to 2017 would be as follows: Mr. Benjamin, $1,677,820; Mr. Mead, $822,570; Mr. Chun, $359,433; Ms. Ching, $359,433; Mr. Parker, $395,430 and Mr. Ito, $479,315. See Note 13 of the consolidated financial statements of the Company’s 2017 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(3)	Represents the NEO’s award attributable to financial goals under the PIIP program for the fiscal year identified in column (b) payable in cash in February of the following year.

(4)	All amounts are attributable to the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans. The increases in present value of accumulated benefits and change in pension value are primarily driven by the benefits accrued under the traditional defined benefit plan (the pension accrual formula was frozen as of December 31, 2012 and replaced with a 5% cash balance benefit) and the executive’s age when the total pension benefit is calculated annually. By nature, traditional defined benefit plan benefits are more valuable as participants approach retirement age (either early retirement age of 55 or full retirement of age 62 where benefits are unreduced).

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(5)	Represents amounts contributed by A&B to the NEO’s account under the A&B Individual Deferred Compensation and Profit Sharing Plan and Alexander & Baldwin, Inc. Excess Benefits Plan.

(6)	The change in pension value was a decrease of $52,963.

(7)	Includes $14,952 for relocation expenses and $10,000 for taxes owed on such expenses.

(8)	The change in pension value was a decrease of $26,890.

(9)	The change in pension value was a decrease of $15,432.

(10)	Under a retention agreement, Mr. Ito was not eligible to participate in the 2017 PIIP, but was paid $670,000 under the retention agreement.

(11)	The change in pension value was a decrease of $14,637.

CEO to Median Employee Pay Ratio Information

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The applicable rules allow companies to use various assumptions and methodologies in calculating the pay ratio and, accordingly, our pay ratio may not be comparable with the pay ratios of other companies.

For 2017, our last completed fiscal year:

•	the annual total compensation of the median of all A&B employees (other than our CEO) was $67,369; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in the Proxy Statement was $2,926,176.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 43 to 1.

To identify the median employee and the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We selected November 17, 2017, which is within the last three months of our fiscal year end (December 31, 2017), as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient manner. We determined that, as of November 17, 2017, our employee population consisted of approximately 856 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees.

2.	To identify the “median employee”, we utilized the amount of base salary of our employees received, as reflected in our payroll records through November 17, 2017. When determining the “median employee,” we then approximated full-year values of base salary for all employees.

3.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $67,369.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2017 Summary Compensation Table included in this Proxy Statement.

The pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards. The following table contains information concerning the non-equity and equity grants under A&B’s incentive plans during 2017 to the NEOs.

2017 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Christopher J. Benjamin	1/23/17	204,750	409,500	819,000	8,551	24,432	36,648	24,432	N/A	N/A	1,351,879
James E. Mead	7/10/17	N/A	N/A	N/A	5,422	15,492	23,238	15,492	N/A	N/A	681,755
Nelson N. S. Chun	1/23/17	53,862	107,723	215,446	1,832	5,233	7,850	5,233	N/A	N/A	289,608
Meredith J. Ching	1/23/17	45,419	90,837	181,674	1,832	5,233	7,850	5,233	N/A	N/A	289,608
Lance K. Parker	1/23/17	76,385	152,770	305,540	2,015	5,758	8,637	5,758	N/A	N/A	318,612
Paul K. Ito	1/23/17	72,320	144,640	289,280	2,443	6,979	10,469	6,979	N/A	N/A	386,201

(1)	Amounts reflected in this section relate to estimated payouts under the non-equity incentive portion of the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table.

(2)	Amounts in this section reflect performance share unit grants. Performance share units awarded in 2017 vest in January 2020 if performance goals are attained during the performance period. Amounts in this section reflect anti-dilution adjustments in connection with the Special Distribution paid to shareholders in January 2018. This Special Distribution of non-REIT accumulated earnings and profits was required as part of the Company’s conversion to a REIT.

(3)	Amounts in this section reflect time-based restricted stock unit grants awarded and were adjusted as indicated in footnote (2) above.

(4)	No options were granted in 2017.

(5)	Represents the grant-date fair value of the equity awards granted in 2017 computed under ASC Topic 718. See Note 13 of the consolidated financial statements of the Company’s 2017 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards. No additional compensation expense was recognized in connection with the Special Distribution.

The PIIP is based on financial, operating, and value creation goals, depending on the executive’s job responsibilities and individual performance. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this Proxy Statement. Information on equity grants is provided in the CD&A section of this Proxy Statement.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning the outstanding equity awards held by the NEOs.

2017 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b) (11)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e) (11)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g) (12)		Market Value of Shares or Units of Stock that Have Not Vested ($) (6) (h)	Equity In- centive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i) (12)		Equity In- centive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6) (j)
Christopher J. Benjamin	12,768	—	—	7.53	1/27/2019	42,992	(1)	1,192,598	18,294	(6)	507,476
	74,184	—	—	10.66	1/26/2020
	52,690	—	—	13.11	1/25/2021
	50,677	—	—	14.92	1/24/2022
James E. Mead	—	—	—	—	—	15,492	(2)	429,748	5,422	(7)	150,406
Nelson N. S. Chun	14,252	—	—	10.66	1/26/2020	11,640	(3)	322,894	5,193	(8)	144,054
	31,291	—	—	13.11	1/25/2021
	23,389	—	—	14.92	1/24/2022
Meredith J. Ching	24,723	—	—	7.53	1/27/2019	11,640	(3)	322,894	5,193	(8)	144,054
	29,929	—	—	10.66	1/26/2020
	23,466	—	—	13.11	1/25/2021
	17,539	—	—	14.92	1/24/2022
Lance K. Parker	1,740	—	—	13.11	1/25/2021	9,751	(4)	270,493	4,110	(9)	114,011
Paul K. Ito	—	—	—	—	—	16,537	(5)	458,736	7,460	(10)	206,940

(1)	Vesting date of unrestricted stock – 2,948 shares on 1/26/18; 7,806 shares each on 1/25/18 and 1/25/19; and 8,144 shares each on 1/24/18, 1/24/19, and 1/24/20.

(2)	Vesting date of unrestricted stock – 5,164 shares each on 7/10/18, 7/10/19, and 7/10/20.

(3)	Vesting date of unrestricted stock – 1,638 shares on 1/26/18; 2,384 shares on 1/25/18 and 2,385 shares on 1/25/19; 1,744 shares each on 1/24/18 and 1/24/19 and 1,745 shares on 1/24/20.

(4)	Vesting date of unrestricted stock – 524 shares on 1/26/18; 1,734 shares on 1/25/18 and 1,735 shares on 1/25/19; 1,919 shares each on 1/24/18 and 1/24/19, and 1,920 shares on 1/24/20.

(5)	Vesting date of unrestricted stock – 2,620 shares on 1/26/18; 3,469 shares each on 1/25/18 and 1/25/19; 2,326 shares each on 1/24/18 and 1/24/19, and 2,327 on 1/24/20.

(6)	Vesting date of PSUs – 1,548 on 1/26/18; 8,195 on 1/25/19; and 8,551 on 1/24/20.

(7)	Vesting date of PSUs – 5,422 on 7/10/20.

(8)	Vesting date of PSUs – 859 on 1/26/18; 2,503 on 1/25/19; and 1,831 on 1/24/20.

(9)	Vesting date of PSUs – 275 on 1/26/18; 1,820 on 1/25/19; and 2,015 on 1/24/20.

(10)	Vesting date of PSUs – 1,376 on 1/26/18; 3,642 on 1/25/19; and 2,442 on 1/24/20.

(11)	The number of shares and exercise price of each option were adjusted as described earlier in the Equity-Based Compensation section on page 26.

(12)	The unvested RSUs and PSUs were adjusted as described earlier in the Equity-Based Compensation section on page 26.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested. The following table contains information concerning option exercises and the vesting of stock awards for the NEOs during 2017.

Option Exercises and Stock Vested for 2017

Name (a)	OPTION AWARDS			STOCK AWARDS
	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d) (4)	Value Realized on Vesting ($) (e)
Christopher J. Benjamin	28,933	(1)	616,924	11,131	498,032
James E. Mead	—		—	—	—
Nelson N. S. Chun	31,788	(2)	440,608	4,946	221,115
Meredith J. Ching	13,021	(3)	283,467	4,946	221,115
Lance K. Parker	—		—	2,198	98,377
Paul K. Ito	104,768	(3)	1,693,141	7,690	343,747

(1)	Includes 3,933 options exercised prior to the adjustment for the Special Distribution and 25,000 options exercised after the adjustment for the Special Distribution.

(2)	Represents options exercised after the adjustment for the Special Distribution.

(3)	Represents options exercised prior to the adjustment for the Special Distribution.

(4)	Represents shares acquired in January 2017 upon vesting prior to the adjustment for the Special Distribution.

The value realized in column (e) was calculated based on the market value of A&B common stock on the vesting date. No amounts realized upon exercise of options or vesting of stock have been deferred.

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EXECUTIVE COMPENSATION

Pension Benefits. The following table contains information concerning pension benefits for the NEOs at the end of 2017.

Pension Benefits for 2017

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	16.4	556,428	—
	A&B Excess Benefits Plan	16.4	1,275,883	—
James E. Mead	A&B Retirement Plan for Salaried Employees	0	—	—
	A&B Excess Benefits Plan	0	—	—
Nelson N. S. Chun	A&B Retirement Plan for Salaried Employees	14.2	535,792	—
	A&B Excess Benefits Plan	14.2	616,276	—
Meredith J. Ching	A&B Retirement Plan for Salaried Employees	35.6	1,792,155	—
	A&B Excess Benefits Plan	35.6	612,922	—
Lance K. Parker	A&B Retirement Plan for Salaried Employees	13.3	243,917	—
	A&B Excess Benefits Plan	13.3	29,550	—
Paul K. Ito	A&B Retirement Plan for Salaried Employees	12.8	285,375	—
	A&B Excess Benefits Plan	12.8	163,606	—

(1)	Credited service used to calculate the traditional defined benefit was frozen as of December 31, 2011; years shown are based on all years under the plan.

Actuarial assumptions used to determine the present values of the pension benefits include: Discount rates for qualified and non-qualified retirement plans of 3.70% and 3.20%, respectively. Age 62 with 5 years of service (or current age, if greater) is the assumed retirement age. Qualified plan benefits (traditional defined benefit and cash balance) are assumed to be paid on a life annuity basis (however, cash balance portion could be paid in a lump sum). The cash balance accounts are projected to the assumed retirement age using 2.26% interest per year (the rate in effect for 2018) with no future pay credits. The projected qualified plan cash balance accounts were converted to life annuities at the assumed retirement age using the annuity conversion interest assumptions and mortality used in our financial disclosures, i.e., 1.96% (for the first 5 years), 3.58% (next 15 years) and 4.35% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code.

The Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account. The present value was determined based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures, i.e., 1.20% (for the first 5 years), 2.18% (next 15 years) and 2.65% (years in excess of 20) applied on a rolling basis, and the Applicable Mortality Table, as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The cash balance accounts are projected to the assumed retirement age using 2.26% interest per year (the rate in effect for 2018) with no future pay credits.

A&B Retirement Plan for Salaried Employees:

The A&B Retirement Plan for Salaried Employees (the “Qualified Retirement Plan”) provides pension benefits to the Company’s salaried employees who are not subject to collective bargaining agreements. In 2007, A&B Predecessor closed participation in its traditional defined pension plan for new non-bargaining unit employees hired after January 1, 2008. The traditional defined benefit formula was based on participants’ service and average monthly compensation in the five highest consecutive years of their final 10 years of service through December 31, 2011. Compensation included base salary, overtime pay and one-year bonuses. The amounts were expressed as a single life annuity payable at the normal retirement age of 65. An employee

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

became vested after five years of service with A&B Predecessor or the Company. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with A&B Predecessor or the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early and over a longer period of time.

Effective January 1, 2012, a cash balance formula provides a retirement account equal to 5 percent of an employee’s eligible cash compensation, for each year worked, while covered by the cash balance formula, plus interest. The vesting period was reduced from five years to three years for an employee with a cash balance account. At retirement or other separation from service, the employee may elect to receive the vested cash balance portion of the Qualified Retirement Plan benefits as a lump sum or an actuarially equivalent annuity.

A&B Excess Benefits Plan: The A&B Excess Benefits Plan is discussed in the CD&A section of this Proxy Statement. Under the pension portion of the Excess Benefits Plan associated with the Qualified Retirement Plan, benefits under the traditional defined benefit formula are payable after the executive’s separation from service in a lump sum that is actuarially equivalent to the annuity form of payment, and the cash balance account is paid as a lump sum. Under the profit sharing portion of the Excess Benefits Plan associated with the A&B Profit Sharing Retirement Plan, amounts are credited to executives’ accounts, to be payable after the executive’s separation from service. All NEOs are eligible to participate in the Excess Benefits Plan.

Non-Qualified Deferred Compensation. The following table contains information concerning non-qualified deferred compensation for the NEOs.

2017 Non-Qualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)(1) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Christopher J. Benjamin	—	—	712	—	24,455
James E. Mead	—	—	—	—	—
Nelson N. S. Chun	—	—	305	—	10,460
Meredith J. Ching	—	—	—	—	—
Lance K. Parker	—	—	—	—	—
Paul K. Ito	—	—	148	—	5,076

(1)	Represents the profit sharing benefit under the Excess Benefits Plan.

(2)	Represents interest earned on the prior year’s cash account balance.

Other Potential Post-Employment Payments.

Change in Control Agreements: A&B has entered into Change in Control Agreements with each of the NEOs, which are intended to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends these agreements to those senior level executives whose employment would be most likely at risk upon a change in control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive’s employment is terminated by A&B without “cause” or by the executive for “good reason,” in each case as defined in the agreement, following a “Change in Control Event” of A&B, as defined by Internal Revenue Code Section 409A, as follows: Upon a termination of employment under the above circumstances, the executive will be entitled to receive (i) a lump-sum severance payment equal to two times the sum of the executive’s base salary and target bonus, (ii) pro rata payment at target with respect to outstanding contingent awards for uncompleted performance periods, (iii) a lump sum payment of amounts due the executive under deferred compensation plans, and (iv) an amount equal to the positive spread between the

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

exercise price of outstanding options held by the executive and the fair market value of the underlying shares at the time of termination. In addition, A&B will maintain all (or provide similar) health and welfare benefit plans for the executive’s continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services up to $10,000. These are “double trigger” agreements under which no payments are made and long-term incentives do not accelerate unless both a change in control and a qualifying termination of employment occurs.

In the event that any amount payable to the executive is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on “excess parachute payments” under the Internal Revenue Code, the Change in Control Agreements provide that the executive’s payments will be reduced to an amount that would not result in the imposition of the excise tax, to the extent that such reduction would result in a greater after-tax benefit to the executive. No tax gross-up payments are provided by the Change in Control Agreements.

If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive’s employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company.

Executive Severance Plan: The Company also maintains the Executive Severance Plan (“Severance Plan”) that covers the NEOs. The Severance Plan continues from year to year, subject to a periodic review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without “cause,” as defined in the Severance Plan, or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months’ base salary, payable in equal installments over a period of one year, and continued payment by the Company of life and disability insurance premiums and COBRA premiums for continued group health plan coverage. If the executive executes a release agreement acceptable to the Company, the executive will be entitled to receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels under the PIIP that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.

Voluntary Resignation: If the executive voluntarily resigns from the Company, no amounts are payable under the Severance Plan or the PIIP. The executive may be entitled to receive retirement and retiree health and welfare benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise vested stock options at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the A&B Profit Sharing Retirement Plan.

Other benefits, as described in the CD&A section of this Proxy Statement, may include accrued, vested benefits under the Qualified Retirement Plan and the Excess Benefits Plan.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following tables show the potential value to each executive under various termination-related scenarios, assuming that the termination of employment or other circumstances resulting in payment occurred on December 31, 2017.

Executive Termination Scenarios

CHRISTOPHER J. BENJAMIN
Components	Change in Control w/Termination		Termination w/o Cause(1)		Termination w/Cause		Voluntary Resignation		Death		Disability(2)	Retirement(3)
Cash Severance	$2,600,000		$650,000		—		—		—		—	—
Retirement Benefits(4)	$74,489		($262,848	)(6)	($262,848	)(6)	($262,848	)(6)	($262,848	)(6)	—	Not Yet Eligible
	($81,292	)(5)(6)	($81,292	)(5)(6)	($81,292	)(5)(6)	($81,292	)(5)(6)	($295,199	)(5)(6)	—	Not Yet Eligible
Health & Welfare Benefits	$52,422		$23,295		—		—		—		—	—
Outplacement Counseling	$10,000		$10,000		—		—		—		—	—
Long-Term Incentives(7)	$1,628,590		—		—		—		$1,187,248		$1,187,248	Not Yet Eligible
Total (Lump-sum)	$4,365,502		$420,447		($262,848	)(6)	($262,848	)(6)	$924,400		$1,187,248	—
Total (Annuity)	($81,292	)(6)	($81,292	)(6)	($81,292	)(6)	($81,292	)(6)	($295,199	)(6)	—	Not Yet Eligible

JAMES E. MEAD
Components	Change in Control w/Termination	Termination w/o Cause(1)	Termination w/Cause	Voluntary Resignation	Death	Disability(2)	Retirement(3)
Cash Severance	$1,177,197	$500,000	—	—	—	—	—
Retirement Benefits(4)	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Health & Welfare Benefits	$38,454	$22,824	—	—	—	—	—
Outplacement Counseling	$10,000	$10,000	—	—	—	—	—
Long-Term Incentives(7)	$549,480	—	—	—	$365,402	$365,402	—
Total (Lump-sum)	$1,775,132	$532,824	$0	$0	$365,402	$365,402	—
Total (Annuity)	—	—	—	—	—	—	—

NELSON N. S. CHUN(8)
Components	Change in Control w/Termination		Termination w/o Cause(1)	Termination w/Cause	Voluntary Resignation	Death		Disability(2)	Retirement(3)
Cash Severance	$1,025,937		$341,979	—	—	—		—	—
Retirement Benefits(4)	($18,138	)(6)	—	—	—	—		—	—
	—		—	—	—	($203,905	)(5)(6)	—	—
Health & Welfare Benefits	$36,253		$16,187	—	—	—		—	—
Outplacement Counseling	$10,000		$10,000	—	—	—		—	—
Long-Term Incentives(7)	$431,374		—	—	—	$323,270		$323,270	$323,270
Total (Lump-sum)	$1,485,426		$368,166	$0	$0	$323,270		$323,270	$323,270
Total (Annuity)	—		—	—	—	($203,905	)(6)	—	—

MEREDITH J. CHING
Components	Change in Control w/Termination		Termination w/o Cause(1)		Termination w/Cause		Voluntary Resignation		Death		Disability(2)	Retirement(3)
Cash Severance	$865,113		$288,371		—		—		—		—	—
Retirement Benefits(4)	($7,569	)(6)	$7,738		$7,738		$7,738		$7,738		—	$7,738
	$19,780	(5)	$19,780	(5)	$19,780	(5)	$19,780	(5)	($1,053,306	)(5)(6)	—	$19,780	(5)
Health & Welfare Benefits	$33,300		$15,017		—		—		—		—	—
Outplacement Counseling	$10,000		$10,000		—		—		—		—	—
Long-Term Incentives(7)	$431,374		—		—		—		$323,270		$323,270	$323,270
Total (Lump-sum)	$1,332,217		$321,126		$7,738		$7,738		$331,008		$323,270	$331,008
Total (Annuity)	$19,780		$19,780		$19,780		$19,780		($1,053,306	)(6)	—	$19,780

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

LANCE K. PARKER
Components	Change in Control w/Termination		Termination w/o Cause(1)		Termination w/Cause		Voluntary Resignation		Death		Disability(2)	Retirement(3)
Cash Severance	$921,714		$375,000		—		—		—		—	—
Retirement Benefits(4)	($31,563	)(6)	($31,563	)(6)	($31,563	)(6)	($31,563	)(6)	($103,863	)(6)	—	Not Yet Eligible
	($31,563	)(5)(6)	($31,563	)(5)(6)	($31,563	)(5)(6)	($31,563	)(5)(6)	($103,863	)(5)(6)	—	Not Yet Eligible
Health & Welfare Benefits	$46,041		$21,189		—		—		—		—	—
Outplacement Counseling	$10,000		$10,000		—		—		—		—	—
Long-Term Incentives(7)	$371,243		—		—		—		$269,233		$269,233	$269,233
Total (Lump-sum)	$1,317,435		$374,626		($31,563	)(6)	($31,563	)(6)	$165,370		$269,233	$269,233
Total (Annuity)	($31,563	)(6)	($31,563	)(6)	($31,563	)(6)	($31,563	)(6)	($103,863	)(6)	—	Not Yet Eligible

PAUL K. ITO
Components	Change in Control w/Termination		Termination w/o Cause(1)		Termination w/Cause		Voluntary Resignation		Death		Disability(2)	Retirement(3)
Cash Severance	$1,224,464		$382,645		—		—		—		—	—
Retirement Benefits(4)	$86,311		$110		$110		$110		$110		—	Not Yet Eligible
	($13,760	)(5)(6)	($13,760	)(5)(6)	($13,760	)(5)(6)	($13,760	)(5)(6)	($111,411	)(5)(6)	—	Not Yet Eligible
Health & Welfare Benefits	$45,378		$20,518		—		—		—		—	—
Outplacement Counseling	$10,000		$10,000		—		—		—		—	—
Long-Term Incentives(7)	$609,184		—		—		—		$459,533		$459,533	Not Yet Eligible
Total (Lump-sum)	$1,975,337		$413,273		$110		$110		$459,643		$459,533	$0
Total (Annuity)	($13,760	)(6)	($13,760	)(6)	($13,760	)(6)	($13,760	)(6)	($111,411	)(6)	—	Not Yet Eligible

(1)	Assumes execution of an acceptable release agreement as provided by the Executive Severance Plan.

(2)	If an NEO is disabled, the executive will continue to accrue credited vesting service as long as he/she is continuously receiving disability benefits under A&B’s sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service will cease. Upon the later of attainment of age 65 or the date at which the executive is no longer eligible for disability benefits, the NEO will be entitled to receive a pension benefit based on years of credited benefit service and compensation prior to becoming disabled.

(3)	Normal retirement is at age 65. An executive with 5 years of service may retire at age 62 with unreduced traditional defined benefit pension benefits under the Qualified Retirement Plans. Employees may elect early retirement after attaining age 55 and completing 5 years of service.

(4)	Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(5)	Represents the present value of amount paid as an annuity.

(6)	The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited or reduced resulting in a negative value.

(7)	Includes the gain on accelerated stock options and the value of accelerated restricted stock and performance share units. The value of stock awards was determined based on the closing price of A&B common stock on December 29, 2017 of $27.84.

(8)	Mr. Chun turned 62 in 2014 and became eligible for unreduced retirement benefits per the Company’s retirement plan. Therefore, Mr. Chun’s benefits upon termination are the same as those shown in the pension benefits table (figures shown in the executive termination table are incremental to those in the pension benefits table). Mr. Chun’s qualified pension death benefits are different upon death since the death benefits are payable to his spouse assuming Joint & Survivor 50% form of payment is elected (non-qualified death benefits are the same as retirement since they are payable as lump sums, as if Mr. Chun retires as of 1/1/2018). The non-qualified Change in Control (“CIC”) benefits are different as they are calculated based on lump sum assumptions as of the assumed CIC date (as of 12/31/2017).

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

All amounts shown are lump-sum payments, unless otherwise noted. Assumptions used in the tables above are set forth in the Pension Benefits section.

The Excess Benefits Plan benefits are paid, upon termination, as a lump sum equal to the present value of the traditional defined benefit assumed to be paid on a life annuity basis plus the cash balance account. The lump sum conversion was based on interest rates (with 39% marginal tax rate adjustment) and mortality used in our financial disclosures and included in the Pension Benefits section.

Use of Non-GAAP Financial Measures

Cash Net Operating Income (“Cash NOI”) is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line rent adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, general and administrative expenses, impairments of real estate, depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).

The Company’s methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.

Cash NOI is a non-GAAP measure used by the Company in evaluating the CRE segment’s operating performance as it is an indicator of the return on property investment and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should be not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

A reconciliation of Commercial Real Estate operating profit to Commercial Real Estate Cash NOI and Same-store Cash NOI follows:

	Year Ended December 31

(In millions)	2017	2016

Commercial Real Estate segment operating profit	$34.4	$54.8

Adjustments:

Depreciation and amortization	26.0	28.4

Straight-line lease adjustments	(1.6)	(2.1)

Lease incentive amortization	—	0.1

Favorable/(unfavorable) lease amortization	(2.9)	(3.3)

Termination income	(1.7)	(0.1)

Other (income)/expense, net	0.3	0.4

Impairment of real estate assets	22.4	—

Selling, general, administrative and other expenses	7.9	4.8

Commercial Real Estate segment Cash NOI	84.8	83.0

Acquisitions / dispositions and other adjustments	(9.2)	(10.8)

Same-store Cash NOI	$75.6	$72.2

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

A reconciliation of Commercial Real Estate Cash NOI to Commercial Real Estate NOI and Same-store NOI used in the determination of incentive compensation follows:

(In millions)	2017
Commercial Real Estate segment Cash NOI	$84.8
Adjustments:
Lease incentive amortization	—
Favorable/(unfavorable) lease amortization	2.9
Termination income	1.7
Commercial Real Estate NOI	$89.4
Acquisitions / dispositions and other adjustments	(9.7)
Commercial Real Estate Same-store NOI	$79.7

The Company presents the non-GAAP measure of Adjusted EBITDA for the Materials & Construction segment, which contain the results of Grace Pacific. The Company uses this non-GAAP financial measure when evaluating operating performance for the Materials & Construction segment because management believes that Adjusted EBITDA provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment’s Adjusted EBITDA. A reconciliation of segment operating profit to Adjusted EBITDA follows:

	Year Ended December 31
(In Millions)	2017	2016
Materials & Construction Operating Profit	$22.0	$23.3
Depreciation & amortization expense	12.2	11.7
Income attributable to non-controlling interest	(2.2)	(1.8)
Adjusted EBITDA	$32.0	$33.2

Consolidated Adjusted Pre-tax Income was an operating performance measure for the Company for the year ended December 31, 2017, as management believes that the measure provided insight into the operating results of the Company’s core businesses and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Income From Continuing Operations Before Income Taxes and Net Gain on Sale of Improved Properties is the most directly comparable GAAP measurement to Consolidated Adjusted Pre-tax Income. A reconciliation of Income From Continuing Operations Income Taxes and Net Gain on Sale of Improved Properties to Consolidated Adjusted Pre-tax Income follows:

(In Millions)	2017
Income From Continuing Operations Before Income Taxes and Net Gain on Sale of Improved Properties	$0.6
Adjustments:
Reduction in solar investments	2.6
REIT evaluation costs	15.2
Impairment of real estate assets	22.4
Other	2.3
Consolidated Adjusted Pre-tax Income	$42.1

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs.

A&B’s compensation philosophy is to drive the Company’s performance and further shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance. The CD&A section of this Proxy Statement, beginning on page 19, discusses our policies and procedures that implement our compensation philosophy. Highlights of our compensation program include the following:

•	Executive compensation is closely aligned with performance. In 2017, 76 percent of the CEO’s target total direct compensation is variable and performance-based and between 58 and 69 percent of the NEOs’ target total direct compensation was variable and performance-based. The ratio of variable compensation is consistent with market practices.

•	The Company remains committed to responsible pay practices and has adopted policies that are representative of best practices, including a clawback policy that applies to all senior management and a policy prohibiting hedging and other speculative transactions involving Company stock. The Compensation Committee is focused on continuous improvement in executive compensation practices and policies to ensure alignment between pay and performance, as well as implementation of best practices. This includes, but is not limited to, such practices as adopting a 50th percentile target compensation philosophy, using multiple performance metrics and multi-year equity vesting, double triggers on equity grants in the event of a change in control, reasonable change-in-control agreements, protocols for an annual pay risk assessment, meaningful stock ownership guidelines, and no employment agreements, guaranteed bonuses, change-in-control gross-ups or stock option repricing. In 2017, the average total direct compensation for NEOs was at approximately the 50th percentile of market.

•	As described previously in this Proxy Statement, the Company performed well in 2017, given the challenges of converting to a REIT structure, and significant value creation accomplishments were achieved. The executive compensation program reflected near-target performance by the Company in 2017, ranging between 106.8% to 128% of target for the NEOs. No profit sharing contribution was earned.

•	The actual performance level attained for the 2015 PSU grants covering the performance period of 2015—2017 was at approximately the 41.5th percentile on a blended basis relative to the Standard & Poor’s Midcap 400 and Russell 2000 indices, which resulted in an 56.1% earnout of the performance shares awarded with a three-year performance horizon.

The following resolution is being submitted for a shareholder advisory vote at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. As announced previously, we will provide shareholders the opportunity to cast an advisory vote on executive compensation on an annual basis.

The Board of Directors recommends that shareholders vote FOR the approval of the resolution relating to executive compensation.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this Proxy Statement. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B’s independent registered public accounting firm, the results of the year-end audit of A&B, including the auditors’ report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B’s audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board rules and, with and without management present, has discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements.

The Audit Committee has received the written communication regarding independence from Deloitte & Touche LLP required under the rules of the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B’s audited consolidated financial statements be included in A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as A&B’s independent registered public accounting firm for 2018.

The foregoing report is submitted by Mr. Pasquale (Chairman), Mr. Doane and Mr. Yeaman.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Although ratification of this appointment is not required by law, the Board believes that it is desirable as a matter of corporate governance. If shareholders do not ratify the appointment of Deloitte & Touche LLP, it will be considered as a recommendation to the Board and the Audit Committee to consider the retention of a different firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

In compliance with the Sarbanes Oxley Act of 2002 and applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed. All services provided by Deloitte & Touche LLP during 2017 were pre-approved in accordance with these policies.

For the years ended December 31, 2017 and 2016, professional services were performed by Deloitte & Touche LLP (including affiliates) for A&B as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual consolidated financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2017 and 2016, the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and consents for SEC registration statements were approximately $1,803,000 and $1,974,000, respectively.

Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2017 and 2016 were approximately $1,105,000 and $407,000, respectively, and were related primarily to consultation on financial accounting and reporting standards including those related to a potential REIT conversion and audit procedures for the Company’s standalone subsidiaries and other SEC filings in 2017 and 2016.

Tax Fees. The aggregate fees billed for professional tax services for fiscal years ended December 31, 2017 and 2016 were approximately $16,000 and $110,000, respectively, and were related primarily to tax compliance services in 2017 and to an Earnings and Profit study in 2016.

All Other Fees. There were no fees billed for services not included above for the fiscal years ended December 31, 2017 and 2016.

SHAREHOLDERS WITH THE SAME ADDRESS

Individual shareholders sharing an address with one or more other shareholders may elect to “household” the mailing of the Notice of Internet Availability of Proxy Materials or our annual report and proxy statement. This means that only one Notice of Internet Availability of Proxy Materials or our annual report and proxy statement will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate Notice of Internet Availability of Proxy Materials or our annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate Notices of Internet Availability of Proxy Materials or our annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

PROPOSAL NO. 3

Requests related to householding should be mailed to Alexander & Baldwin, Inc., P.O. Box 3440, Honolulu, HI 96801- 3440, Attn: Alyson J. Nakamura, Corporate Secretary or by calling (808) 525-8450. If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

OTHER BUSINESS

The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this Proxy Statement properly come before the Annual Meeting, the proxy holders named in the accompanying proxy will use their best judgment in voting upon them.

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

SHAREHOLDER PROPOSALS FOR 2019

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2019 Annual Meeting of A&B must be received at the headquarters of A&B on or before November 12, 2018 in order to be considered for inclusion in the year 2019 Proxy Statement and proxy.

In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December 25, 2018. A&B’s Bylaws require that shareholder proposals made outside of Rule 14a- 8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December 25, 2018 and not earlier than November 25, 2018.

The Company’s Bylaws provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Corporate Secretary has received, not less than 120 days nor more than 150 days before the anniversary date of the prior annual meeting, a written shareholder’s notice in proper form that the person’s name be placed in nomination. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the prior annual meeting, a shareholder’s notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder’s notice must include information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

By Order of the Board of Directors

ALYSON J. NAKAMURA
Vice President and Corporate Secretary

ALEXANDER & BALDWIN, INC.  ◾  2018 PROXY STATEMENT

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 PM, HST, on April 23, 2018.

Vote by Internet • Go to www.envisionreport.com/ALEX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Election of Directors:	01 -	Christopher J. Benjamin	02 -	W. Allen Doane	03 -	Robert S. Harrison	04 -	David C. Hulihee	+
Nominees:	05 -	Stanley M. Kuriyama	06 -	Thomas A. Lewis, Jr.	07 -	Douglas M. Pasquale	08 -	Michele K. Saito
	09 -	Jenai S. Wall	10 -	Eric K. Yeaman

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. PROPOSAL TO APPROVE THE ADVISORY RESOLUTION RELATING TO EXECUTIVE COMPENSATION	☐	☐	☐

	For	Against	Abstain
3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.envisionreports.com/ALEX

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ALEXANDER & BALDWIN, INC.

822 Bishop Street, Honolulu, Hawaii 96813

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2018

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C.J. Benjamin, S.M. Kuriyama and D.M. Pasquale, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 24, 2018, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as stated on the reverse side.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be marked, dated and signed, on other side)